Financial Statements.	Exhibit 99.2

Kraft Foods Inc. and Subsidiaries

Consolidated Statements of Earnings

for the years ended December 31,

(in millions of dollars, except per share data)

	2009	2008	2007

Net revenues	$40,386	$41,932	$35,858
Cost of sales	25,786	28,088	23,656

Gross profit	14,600	13,844	12,202

Marketing, administration and research costs	9,108	8,862	7,587
Asset impairment and exit costs	(64)	1,024	440
(Gains) / losses on divestitures, net	6	92	(14)
Amortization of intangibles	26	23	13

Operating income	5,524	3,843	4,176

Interest and other expense, net	1,237	1,240	604

Earnings from continuing operations before income taxes	4,287	2,603	3,572

Provision for income taxes	1,259	755	1,080

Earnings from continuing operations	3,028	1,848	2,492

Earnings and gain from discontinued operations, net of income taxes (Note 2)	–	1,045	232

Net earnings	3,028	2,893	2,724
Noncontrolling interest	7	9	3

Net earnings attributable to Kraft Foods	$3,021	$2,884	$2,721

Per share data:
Basic earnings per share attributable to Kraft Foods:
Continuing operations	$2.04	$1.22	$1.56
Discontinued operations	–	0.70	0.15

Net earnings attributable to Kraft Foods	$2.04	$1.92	$1.71

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$2.03	$1.21	$1.56
Discontinued operations	–	0.69	0.14

Net earnings attributable to Kraft Foods	$2.03	$1.90	$1.70

Dividends declared	$1.16	$1.12	$1.04

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Consolidated Balance Sheets, at December 31,

(in millions of dollars)

	2009	2008

ASSETS
Cash and cash equivalents	$2,101	$1,244
Receivables (net of allowances of $121 in 2009 and $129 in 2008)	5,197	4,704
Inventories, net	3,775	3,881
Deferred income taxes	730	804
Other current assets	651	828

Total current assets	12,454	11,461

Property, plant and equipment, net	10,693	9,917
Goodwill	28,764	27,581
Intangible assets, net	13,429	12,926
Prepaid pension assets	115	56
Other assets	1,259	1,232

TOTAL ASSETS	$66,714	$63,173

LIABILITIES
Short-term borrowings	$453	$897
Current portion of long-term debt	513	765
Accounts payable	3,766	3,373
Accrued marketing	2,181	1,803
Accrued employment costs	1,175	951
Other current liabilities	3,403	3,255

Total current liabilities	11,491	11,044

Long-term debt	18,024	18,589
Deferred income taxes	4,508	4,064
Accrued pension costs	1,765	2,367
Accrued postretirement health care costs	2,816	2,678
Other liabilities	2,138	2,075

TOTAL LIABILITIES	40,742	40,817

Contingencies (Note 13)

EQUITY
Common Stock, no par value (1,735,000,000 shares issued in 2009 and 2008)	–	–
Additional paid-in capital	23,611	23,563
Retained earnings	14,636	13,440
Accumulated other comprehensive losses	(3,955)	(5,994)
Treasury stock, at cost	(8,416)	(8,714)

Total Kraft Foods Shareholders' Equity	25,876	22,295
Noncontrolling interest	96	61

TOTAL EQUITY	25,972	22,356

TOTAL LIABILITIES AND EQUITY	$66,714	$63,173

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Consolidated Statements of Equity

(in millions of dollars, except per share data)

	Kraft Foods Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Earnings/ (Losses)	Treasury Stock	Noncontrolling Interest	Total Equity

Balances at January 1, 2007	$–	$23,626	$11,109	$(3,069)	$(3,130)	$26	$28,562
Comprehensive earnings:
Net earnings	–	–	2,721	–	–	3	2,724
Other comprehensive earnings, net of income taxes	–	–	–	1,234	–	2	1,236

Total comprehensive earnings						5	3,960

Adoption of new income tax guidance	–	–	213	–	–	–	213
Exercise of stock options and issuance of other stock awards	–	33	(79)	–	293	–	247
Net settlement of employee stock awards with Altria Group, Inc. (Note 10)	–	(179)	–	–	–	–	(179)
Cash dividends declared ($1.04 per share)	–	–	(1,643)	–	–	–	(1,643)
Acquisition of noncontrolling interest and other activities	–	–	–	–	–	7	7
Common Stock repurchased	–	–	–	–	(3,687)	–	(3,687)
Other	–	(35)	–	–	–	–	(35)

Balances at December 31, 2007	$–	$23,445	$12,321	$(1,835)	$(6,524)	$38	$27,445
Comprehensive earnings / (losses):
Net earnings	–	–	2,884	–	–	9	2,893
Other comprehensive losses, net of income taxes	–	–	–	(4,159)	–	(9)	(4,168)

Total comprehensive losses						–	(1,275)

Adoption of new benefit plan guidance	–	–	(8)	–	–	–	(8)
Exercise of stock options and issuance of other stock awards	–	118	(81)	–	231	–	268
Cash dividends declared ($1.12 per share)	–	–	(1,676)	–	–	–	(1,676)
Acquisitions of noncontrolling interest and other activities	–	–	–	–	–	23	23
Common Stock repurchased	–	–	–	–	(777)	–	(777)
Common Stock tendered (Note 2)	–	–	–	–	(1,644)	–	(1,644)

Balances at December 31, 2008	$–	$23,563	$13,440	$(5,994)	$(8,714)	$61	$22,356
Comprehensive earnings:
Net earnings	–	–	3,021	–	–	7	3,028
Other comprehensive earnings, net of income taxes	–	–	–	2,039	–	34	2,073

Total comprehensive earnings						41	5,101

Exercise of stock options and issuance of other stock awards	–	49	(110)	–	298	–	237
Cash dividends declared ($1.16 per share)	–	–	(1,715)	–	–	–	(1,715)
Dividends paid on noncontrolling interest and other activities	–	(1)	–	–	–	(6)	(7)

Balances at December 31, 2009	$–	$23,611	$14,636	$(3,955)	$(8,416)	$96	$25,972

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31,

(in millions of dollars)

	2009	2008	2007

CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$3,028	$2,893	$2,724
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	931	986	886
Stock-based compensation expense	164	178	136
Deferred income tax provision / (benefit)	38	(208)	(389)
(Gains) / losses on divestitures, net	6	92	(14)
Gain on discontinued operations (Note 2)	–	(926)	–
Asset impairment and exit costs, net of cash paid	17	731	209
Other non-cash expense, net	269	87	115
Change in assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables, net	(17)	(39)	(268)
Inventories, net	299	(151)	(404)
Accounts payable	126	29	241
Amounts due to Altria Group, Inc. and affiliates	–	–	(93)
Other current assets	351	(535)	161
Other current liabilities	111	985	186
Change in pension and postretirement assets and liabilities, net	(239)	19	81

Net cash provided by operating activities	5,084	4,141	3,571

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(1,330)	(1,367)	(1,241)
Acquisitions, net of cash received	–	(99)	(7,437)
Proceeds from divestitures, net of disbursements	41	97	216
Other	50	49	46

Net cash used in investing activities	(1,239)	(1,320)	(8,416)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Net (repayment) / issuance of short-term borrowings	(446)	(5,912)	5,649
Long-term debt proceeds	3	7,018	6,495
Long-term debt repaid	(968)	(795)	(1,472)
Decrease in amounts due to Altria Group, Inc. and affiliates	–	–	(149)
Repurchase of Common Stock	–	(777)	(3,708)
Dividends paid	(1,712)	(1,663)	(1,638)
Other	(10)	72	(56)

Net cash (used in) / provided by financing activities	(3,133)	(2,057)	5,121

Effect of exchange rate changes on cash and cash equivalents	145	(87)	52

Cash and cash equivalents:
Increase	857	677	328
Balance at beginning of period	1,244	567	239

Balance at end of period	$2,101	$1,244	$567

Cash paid:
Interest	$1,262	$968	$628

Income taxes	$1,025	$964	$1,366

See notes to consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies:

Nature of Operations and Basis of Presentation:

Kraft Foods Inc. was incorporated in 2000 in the Commonwealth of Virginia. Kraft Foods Inc., through its subsidiaries (collectively “Kraft Foods,” “we,” “us” and “our”), sells packaged food and beverage products to consumers in approximately 160 countries.

Prior to June 13, 2001, Kraft Foods was a wholly owned subsidiary of Altria Group, Inc. (“Altria”). On June 13, 2001, we completed an initial public offering of 280,000,000 shares of our Class A common stock (“Common Stock”). In the first quarter of 2007, Altria spun off its remaining interest (89.0%) in Kraft Foods on a pro rata basis to Altria stockholders in a tax-free transaction. Effective as of the close of business on March 30, 2007, all Kraft Foods shares owned by Altria were distributed to Altria’s stockholders, and our separation from Altria was completed.

Principles of Consolidation:

The consolidated financial statements include Kraft Foods, as well as our wholly owned and majority owned subsidiaries. Our domestic operating subsidiaries report year-end results as of the last Saturday of the year, and our international operating subsidiaries generally report year-end results two weeks prior to the last Saturday of the year.

We account for investments in which we exercise significant influence (20%-50% ownership interest) under the equity method of accounting. We use the cost method of accounting for investments in which we have an ownership interest of less than 20% and in which we do not exercise significant influence. Noncontrolling interest in subsidiaries consists of the equity interest of noncontrolling investors in consolidated subsidiaries of Kraft Foods. All intercompany transactions are eliminated.

Use of Estimates:

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require us to make estimates and assumptions that affect a number of amounts in our financial statements. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and intangible assets, marketing programs and income taxes. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our consolidated results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our consolidated financial statements.

Foreign Currencies:

We translate the results of operations of our foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. We record currency translation adjustments as a component of equity. Transaction gains and losses are recorded in earnings and were not significant for any of the periods presented.

Highly Inflationary Accounting:

In the fourth quarter of 2009, the Venezuelan economy was classified as highly inflationary under U.S. GAAP. Effective January 1, 2010, our Venezuelan subsidiary is being accounted for under highly inflationary accounting rules, which principally means all transactions are recorded in U.S. dollars. Venezuela has three exchange rates: the official rate, the consumer staples rate and the secondary (or parallel) rate. We have historically used and will continue to use the official rate to translate our Venezuelan operations. However, prior to this change in accounting, cash that we had exchanged into U.S. dollars using the secondary market was carried at that rate. Upon the change to highly inflationary accounting, we were required to translate our U.S. dollars on hand using the official rate. Additionally, on January 8, 2010, the Venezuelan government devalued its currency. Accordingly, we were required to revalue our net assets in Venezuela and we recorded an insignificant loss, which will be reflected in our first quarter 2010 results. This disclosure does not reflect the impacts of our recent acquisition activity.

Cash and Cash Equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Inventories:

Inventories are stated at the lower of cost or market. We record inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes. Effective January 1, 2009, we changed our method of valuing our U.S. inventories to the average cost method. In prior years, principally all U.S. inventories were valued using the last-in, first-out (“LIFO”) method. We believe that the average cost method of accounting for U.S. inventories is preferable and will improve financial reporting by better matching revenues and expenses to current costs, by better aligning our external reporting with our competitors, and by aligning our external reporting with our tax basis of accounting. The financial statements for all periods presented were conformed to the change in accounting policy. With this change, we value all of our inventories using the average cost method.

The following line items within the statements of earnings were affected by the change in accounting policy:

	For the Year Ended December 31, 2009
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$25,691	$25,786	$(95)
Provision for income taxes	1,294	1,259	35
Earnings from continuing operations	3,088	3,028	(60)
Earnings and gain from discontinued operations, net of income taxes	–	–	–
Net earnings attributable to Kraft Foods	3,081	3,021	(60)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$2.08	$2.04	$(0.04)
Discontinued operations	–	–	–

Net earnings attributable to Kraft Foods	$2.08	$2.04	$(0.04)

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$2.07	$2.03	$(0.04)
Discontinued operations	–	–	–

Net earnings attributable to Kraft Foods	$2.07	$2.03	$(0.04)

	For the Year Ended December 31, 2008
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$28,105	$28,088	$17
Provision for income taxes	728	755	(27)
Earnings from continuing operations	1,858	1,848	(10)
Earnings and gain from discontinued operations, net of income taxes	1,052	1,045	(7)
Net earnings attributable to Kraft Foods	2,901	2,884	(17)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.23	$1.22	$(0.01)
Discontinued operations	0.70	0.70	–

Net earnings attributable to Kraft Foods	$1.93	$1.92	$(0.01)

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.22	$1.21	$(0.01)
Discontinued operations	0.69	0.69	–

Net earnings attributable to Kraft Foods	$1.91	$1.90	$(0.01)

	For the Year Ended December 31, 2007
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$23,864	$23,656	$208
Gains on divestitures, net	15	14	(1)
Provision for income taxes	1,002	1,080	(78)
Earnings from continuing operations	2,363	2,492	129
Earnings and gain from discontinued operations, net of income taxes	230	232	2
Net earnings attributable to Kraft Foods	2,590	2,721	131

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.48	$1.56	$0.08
Discontinued operations	0.15	0.15	–

Net earnings attributable to Kraft Foods	$1.63	$1.71	$0.08

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.48	$1.56	$0.08
Discontinued operations	0.14	0.14	–

Net earnings attributable to Kraft Foods	$1.62	$1.70	$0.08

The following line items within the balance sheets were affected by the change in accounting policy:

	December 31, 2009
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions)

Inventories, net	$3,718	$3,775	$(57)
Deferred income tax asset	752	730	22
Retained earnings	14,601	14,636	35

	December 31, 2008
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions)

Inventories, net	$3,729	$3,881	$(152)
Deferred income tax asset	861	804	57
Retained earnings	13,345	13,440	95

As a result of the accounting change, retained earnings as of January 1, 2007, decreased from $11,128 million, as computed using the LIFO method, to $11,109 million using the average cost method.

There was no impact to net cash provided by operating activities as a result of this change in accounting policy.

Long-Lived Assets:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years.

We review long-lived assets, including amortizable intangible assets, for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing assets held for use for impairment, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, the loss is calculated based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Software Costs:

We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed seven years.

Goodwill and Intangible Assets:

We test goodwill and non-amortizable intangible assets at least annually for impairment. We have recognized goodwill in our reporting units, which are generally one level below our operating segments. We use a two step process to test goodwill at the reporting unit level. The first step involves a comparison of the estimated fair value of each reporting unit with its carrying value. Fair value is estimated using discounted cash flows of the reporting unit based on planned growth rates, and estimates of discount rates and residual values. If the carrying value exceeds the fair value, the second step of the process is necessary. The second step measures the difference between the carrying value and implied fair value of goodwill. To test non-amortizable intangible assets for impairment, we compare the fair value of the intangible asset with its carrying value. Fair value of non-amortizable intangible assets is determined using our planned growth rates, and estimates of discount rates and royalty rates. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. Definite-lived intangible assets are amortized over their estimated useful lives.

We perform our annual impairment review of goodwill and non-amortizable intangible assets as of October 1 each year. The basis of our valuation methodology for estimating the fair value of our 20 reporting units is a 20-year projection of discounted cash flows that is based on our annual strategic planning process. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, industry and economic conditions. For our reporting units within our Kraft Foods North America and Kraft Foods Europe geographic units, we used a market-participant, weighted-average cost of capital of 7.5% to discount the projected cash flows of those operations. For our reporting units within our Kraft Foods Developing Markets geographic unit, we used a risk-rated discount rate of 10.5%.

Insurance and Self-Insurance:

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, automobile liability, product liability and our obligation for employee healthcare benefits. Liabilities associated with the risks are estimated by considering historical claims experience and other actuarial assumptions.

Revenue Recognition:

We recognize revenues when title and risk of loss pass to customers, which generally occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Kraft Foods’ shipping and handling costs are classified as part of cost of sales. A provision for product returns and allowances for bad debts are also recorded as reductions to revenues within the same period that the revenue is recognized.

Excise Taxes:

Effective January 1, 2009, we changed our classification of certain excise taxes to a net presentation within cost of sales. In prior years, excise taxes were classified gross within net revenues and cost of sales. With this change, we report all of our excise and similar taxes using the net presentation method. We made this change to better align our net revenues between various countries and to provide better clarity to net revenues and margins. As a result, we removed $269 million in 2008 and $276 million in 2007 from net revenues, and netted the amounts within cost of sales. If we had not made this change, in 2009, net revenues of $40,386 million would have been $40,621 million, and cost of sales of $25,786 million would have been $26,021 million. This change did not have a material impact on our net revenues or cost of sales.

Marketing, Administration and Research Costs:

Marketing – We promote our products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. We expense advertising costs either in the period the advertising first takes place or as incurred. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates. For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year. We do not defer costs on our year-end consolidated balance sheet and all marketing costs are recorded as an expense in the year incurred. Advertising expense was $1,648 million in 2009, $1,639 million in 2008 and $1,471 million in 2007.

Research – We expense costs as incurred for product research and development. Research and development expense was $477 million in 2009, $498 million in 2008 and $442 million in 2007.

Environmental Costs:

We are subject to laws and regulations relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when recovery of those costs is deemed probable. At December 31, 2009, our subsidiaries were involved in 71 active actions in the U.S. under Superfund legislation (and other similar actions) related to current operations and certain former or divested operations for which we retain liability.

Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial results. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.

Employee Benefit Plans:

In September 2006, new guidance was issued surrounding employers’ accounting for defined benefit pension and other postretirement plans. The new guidance required us to measure plan assets and benefit obligations as of the balance sheet date beginning in 2008. We previously measured our non-U.S. pension plans (other than certain Canadian and French pension plans) at September 30 of each year. On December 31, 2008, we recorded an after-tax decrease of $8 million to retained earnings using the 15-month approach to proportionally allocate the transition adjustment required upon adoption of the measurement provision of the new guidance. The plan assets and benefit obligations of our pension plans and the benefit obligations of our postretirement plans are now all measured at year-end.

We provide a range of benefits to our employees and retired employees. These include pension benefits, postretirement health care benefits and postemployment benefits, consisting primarily of severance. We provide pension coverage for certain employees of our non-U.S. subsidiaries through separate plans. Local statutory requirements govern many of these plans. For salaried and non-union hourly employees hired in the U.S. after January 1, 2009, we discontinued benefits under our U.S. pension plans, and we replaced them with an enhanced company contribution to our employee savings plan. Additionally, we will be freezing the U.S. pension plans for current salaried and non-union hourly employees effective December 31, 2019. Pension accruals for all salaried and non-union employees who are currently earning pension benefits will end on December 31, 2019, and continuing pay and service will be used to calculate the pension benefits through December 31, 2019. Our projected benefit obligation decreased $168 million in 2009, and we incurred a $5 million curtailment charge in 2009 related to the freeze. Our U.S. and Canadian subsidiaries provide health care and other benefits to most retired employees. Local government plans generally cover health care benefits for retirees outside the U.S. and Canada. Our postemployment benefit plans cover most salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees.

Financial Instruments:

As we operate globally, we use certain financial instruments to manage our foreign currency exchange rate, commodity price and interest rate risks. We monitor and manage these exposures as part of our overall risk management program. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. We maintain foreign currency, commodity price and interest rate risk management strategies that seek to reduce significant, unanticipated earnings fluctuations that may arise from volatility in foreign currency exchange rates, commodity prices and interest rates, principally through the use of derivative instruments.

Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. We formally document the nature of and relationships between the hedging instruments and hedged items, as well as our risk management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If we deem it probable that the forecasted transaction will not occur, we recognize the gain or loss in earnings currently.

By using derivatives to hedge exposures to changes in exchange rates, commodity prices and interest rates, we have exposure on these derivatives to credit and market risk. We are exposed to credit risk that the counterparty might fail to fulfill its performance obligations under the terms of the derivative contract. We minimize our credit risk by entering into transactions with high quality counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of our counterparties. In October 2008, one of our counterparties, Lehman Brothers Commercial Corporation, filed for bankruptcy. Consequently, we wrote off an insignificant asset related to derivatives held with them. This did not have a significant impact on our foreign currency risk management program. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration greater than one year be governed by an International Swaps and Derivatives Association master agreement. Market risk is the risk that the value of the financial instrument might be adversely affected by a change in foreign currency exchange rates, commodity prices or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use, and the degree of market risk that may be undertaken by the use of derivative instruments.

We record derivative financial instruments at fair value in our consolidated balance sheets as either current assets or current liabilities. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

Commodity cash flow hedges – We are exposed to price risk related to forecasted purchases of certain commodities that we primarily use as raw materials. Accordingly, we use commodity forward contracts as cash flow hedges, primarily for meat, coffee, dairy, sugar, cocoa and wheat. Commodity forward contracts generally qualify for the normal purchase exception under guidance for derivative instruments and hedging activities, and therefore are not subject to its provisions. We use commodity futures and options to hedge the price of certain input costs, including dairy, coffee, cocoa, wheat, corn products, soybean oils, meat products, sugar, natural gas and heating oil. Some of these derivative instruments are highly effective and qualify for hedge accounting treatment. We also sell commodity futures to unprice future purchase commitments, and we occasionally use related futures to cross-hedge a commodity exposure. We are not a party to leveraged derivatives and, by policy, do not use financial instruments for speculative purposes.

For those derivative instruments that are highly effective and qualify for hedge accounting treatment, we defer the effective portion of unrealized gains and losses on commodity futures and option contracts as a component of accumulated other comprehensive earnings / (losses). We recognize the deferred portion as a component of cost of sales when the related inventory is sold. Ineffectiveness is directly recorded as a component of cost of sales. For the derivative instruments that we consider economic hedges but do not designate for hedge accounting treatment, we recognize gains and losses directly as a component of cost of sales.

Foreign currency cash flow hedges – We use various financial instruments to mitigate our exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. These instruments include forward foreign exchange contracts, foreign currency swaps and foreign currency options. Based on the size and location of our businesses, we use these instruments to hedge our exposure to certain currencies, including the euro, Swiss franc, British pound and Canadian dollar.

For those derivative instruments that are highly effective and qualify for hedge accounting treatment, we defer the effective portion of unrealized gains and losses associated with forward, swap and option contracts as a component of accumulated other comprehensive earnings / (losses) until the underlying hedged transactions are reported in earnings. We recognize the deferred portion as a component of cost of sales when the related inventory is sold or as interest and other expense, net for our hedges of intercompany loans, when the payments are made. For those derivative instruments that we consider economic hedges but do not designate for hedge accounting treatment, we recognize gains and losses directly as a component of cost of sales or interest and other expense, net, depending on the nature of the underlying transaction.

Interest rate cash flow and fair value hedges – We manage interest rate volatility by modifying the repricing or maturity characteristics of certain liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged fixed-rate liabilities appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by our gains or losses on the derivative instruments that are linked to these hedged liabilities.

We use derivative instruments, including interest rate swaps that have indices related to the pricing of specific liabilities as part of our interest rate risk management strategy. As a matter of policy, we do not use highly leveraged derivative instruments for interest rate risk management. We use interest rate swaps to economically convert a portion of our nonprepayable fixed-rate debt into variable-rate debt. Under the interest rate swap contracts, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts, which is calculated based on an agreed-upon notional amount. We also use interest rate swaps to hedge the variability of interest payment cash flows on a portion of our future debt obligations. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment.

For those derivative instruments that are highly effective and qualify for hedge accounting treatment, we either record the impacts in current period earnings or defer the effective portion of unrealized gains and losses as a component of accumulated other comprehensive earnings / (losses), depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge. For fair value hedges, we record both (i) the gains or losses on interest rate swaps and (ii) the corresponding changes in fair value of the hedged long-term debt directly as a component of interest and other expense, net. For cash flow hedges, we recognize the deferred portion as a component of interest and other expense, net when we incur the interest expense. The ineffective portion is directly recorded as a component of interest and other expense, net. For the derivative instruments that we consider economic hedges but do not designate for hedge accounting treatment, we recognize gains and losses directly as a component of interest and other expense, net.

Hedges of net investments in foreign operations – We have numerous investments in foreign subsidiaries. The net assets of these subsidiaries are exposed to volatility in foreign currency exchange rates. We use foreign-currency-denominated debt to hedge our net investment in foreign operations against adverse movements in exchange rates. We designated our euro denominated borrowings as a net investment hedge of a portion of our overall European operations. The gains and losses on our net investment in these designated European operations are economically offset by losses and gains on our euro denominated borrowings. The change in the debt’s fair value is recorded in the currency translation adjustment component of accumulated other comprehensive earnings / (losses).

Guarantees:

Authoritative guidance related to guarantor’s accounting and disclosure requirements for guarantees requires us to disclose certain guarantees and to recognize a liability for the fair value of the obligation of qualifying guarantee activities. See Note 13, Commitments and Contingencies for a further discussion of guarantees.

Income Taxes:

Prior to our spin-off from Altria, we were included in Altria’s consolidated federal income tax return. We generally computed income taxes on a separate company basis; however, some of our foreign tax credits, capital losses and other credits could not be used on a separate company basis. To the extent that Altria used our foreign tax credits and other tax benefits in its consolidated federal income tax return, we recognized the benefit in the calculation of our provision for income taxes. This benefit was approximately $270 million in 2007. We made payments to, or were reimbursed by, Altria for the tax effects resulting from being included in Altria’s tax return. As of March 31, 2007, we were no longer a member of the Altria consolidated tax return group. We file our own federal consolidated income tax returns. As a result of the spin-off, Altria transferred our federal tax contingencies to our balance sheet and related interest income of $77 million in 2007. Additionally, during 2007, Altria paid us $305 million for the federal tax contingencies held by them, less the impact of federal reserves reversed due to the adoption of new guidance, discussed below, which addressed accounting for the uncertainty in income taxes. This amount was reflected as a component of the change in other current assets within the net cash provided by operating activities section of the consolidated statement of cash flows.

In July 2006, new guidance was issued which addressed accounting for the uncertainty in income taxes. We adopted the guidance effective January 1, 2007. The guidance clarified when tax benefits should be recorded in the financial statements and provided measurement criteria for valuing such benefits. In order for us to recognize benefits, our tax position must be more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Before the implementation of the guidance, we established additional provisions for certain positions that were likely to be challenged even though we believe that those existing tax positions were fully supportable. The adoption of this guidance resulted in an increase to equity as of January 1, 2007 of $213 million.

We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Reclassification:

In 2009, we separately disclosed other non-cash expense, net within the net cash provided by operating activities section of the consolidated statement of cash flows and made conforming changes to the presentation in prior years. This change did not have an impact on cash provided by operating activities for any of the periods presented. In 2009, we also changed our cost assignment methodology for headquarter functional costs across our operating structure. As a result, we reclassified $188 million in 2008 and $83 million in 2007 from marketing, administration and research costs to cost of sales. This change did not have an impact on net earnings for any of the periods presented.

New Accounting Pronouncements:

In September 2006, new guidance was issued on fair value measurements. The guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The effective date of the guidance for items recognized or disclosed at fair value on an annual or more frequently recurring basis was January 1, 2008. The effective date of the guidance for all other nonfinancial assets and liabilities was January 1, 2009. As such, we partially adopted the guidance effective January 1, 2008. The partial adoption of this guidance did not have a material impact on our financial statements. We adopted the remaining provisions effective January 1, 2009. This adoption affects the way that we calculate fair value for our annual impairment review of goodwill and non-amortizable intangible assets, and when conditions exist that require us to calculate the fair value of long-lived assets; however, this adoption did not have a material impact on our financial statements.

In December 2007, new guidance was issued on business combinations. We adopted the guidance effective January 1, 2009. The guidance requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. The adoption of this guidance did not have a material impact on our financial statements.

In December 2007, new guidance was also issued on noncontrolling interests in consolidated financial statements. We adopted the guidance effective January 1, 2009. The guidance requires us to classify noncontrolling interests in subsidiaries as a separate component of equity instead of within other liabilities. Additionally, transactions between an entity and noncontrolling interests must be treated as equity transactions. Therefore, they no longer are removed from net income, but rather are accounted for as equity. The adoption of this guidance did not have a material impact on our financial statements.

In June 2008, new guidance was issued to assist in determining whether instruments granted in share-based payment transactions are participating securities. We adopted the guidance effective January 1, 2009. The guidance considers unvested share-based payment awards with the right to receive nonforfeitable dividends, or their equivalents, participating securities that should be included in the calculation of EPS under the two-class method. Accordingly, our restricted and deferred stock awards are now considered participating units in our calculation of EPS. The adoption of this guidance did not have a material impact on our financial statements.

In May 2009, new guidance was issued on subsequent events that requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued, depending on the company’s expectation of whether it will widely distribute its financial statements to its shareholders and other financial statement users. Companies are required to disclose the date through which subsequent events have been evaluated. We adopted the guidance effective June 30, 2009.

In June 2009, new guidance was issued on the consolidation of variable interest entities. The provisions are effective for Kraft Foods as of January 1, 2010. This guidance improves the financial reporting by enterprises involved with variable interest entities. We do not expect the adoption of this guidance to have a material impact on our financial statements.

Note 2. Acquisitions and Divestitures:

Cadbury Acquisition:

On January 19, 2010, we announced the terms of our final offer for each outstanding ordinary share of Cadbury plc (“Cadbury”), including each ordinary share represented by an American Depositary Share (“Cadbury ADS”), and the Cadbury board of directors recommended that Cadbury shareholders accept the terms of the final offer. Under the terms of the offer, we agreed to pay Cadbury shareholders 500 pence in cash and 0.1874 shares of Kraft Foods Common Stock per Cadbury ordinary share validly tendered and 2,000 pence in cash and 0.7496 shares of Kraft Foods Common Stock per Cadbury ADS validly tendered. This valued each Cadbury ordinary share at 840 pence and each Cadbury ADS at £33.60 (based on the closing price of $29.58 for a share of Kraft Foods Common Stock on January 15, 2010 and an exchange rate of $1.63 per £1.00) and valued the entire issued share capital of Cadbury at £11.9 billion (approximately $19.4 billion) on January 15, 2010, the last trading day before the publication of our final offer. The combination of Kraft

Foods and Cadbury will create a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands.

On February 2, 2010, all of the conditions to the offer were satisfied or validly waived, the initial offer period expired and a subsequent offer period immediately began. At that point, we had received acceptances of 71.73% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. The subsequent offer period remains open until further notice and at least 14 days of notice will be given if Kraft Foods decides to close the offer. As of February 15, 2010, we had received acceptances of 1,262,356,520 shares representing 91.02% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. As we have received acceptances of over 90% of Cadbury shares, we are in the process of acquiring the remaining Cadbury ordinary shares that are not tendered in the offer, including those represented by Cadbury ADSs, through a compulsory acquisition procedure under the United Kingdom Companies Act of 2006, as amended. Additionally, as a condition of the EU Commission’s approval of the Cadbury acquisition, we are required to divest confectionary operations in Poland and Romania. As part of our acquisition of Cadbury, we expensed approximately $40 million in transaction related fees in 2009 as we incurred them, and we also incurred $40 million in financing fees in 2009 related to the acquisition.

The accounting for our Cadbury acquisition was incomplete at the time we issued our financial statements. Accordingly, it is impracticable for us to make certain business combination disclosures. At the time of filing, it was impracticable for us to: A) Complete a reconciliation of Cadbury’s IFRS financial statements to U.S. GAAP. Accordingly, we were unable to present the acquisition date fair value of assets acquired and liabilities assumed, or assets and liabilities arising from contingencies. B) Calculate the amount of goodwill and intangibles acquired and the total amount of goodwill that is expected to be deductible for tax purposes. C) Provide proforma segment disclosures. And D) present supplemental proforma combined information on a U.S. GAAP basis for the most recent period presented.

Pizza Divestiture:

On January 4, 2010, we entered into an agreement to sell the assets of our North American frozen pizza business (“Frozen Pizza”) to Nestlé USA, Inc. (“Nestlé”) for total consideration of $3.7 billion. Our Frozen Pizza business is a component of our U.S. Convenient Meals and Canada & North America Foodservice segments. The sale, which is subject to customary conditions, including regulatory clearances, includes the DiGiorno, Tombstone and Jack’s brands in the U.S., the Delissio brand in Canada and the California Pizza Kitchen trademark license. It also includes two Wisconsin manufacturing facilities (Medford and Little Chute) and the leases for the pizza depots and delivery trucks. It is estimated that approximately 3,400 of our employees will transfer with the business to Nestlé. We anticipate that the transaction will close in mid-2010.

At December 31, 2009, the Frozen Pizza business did not meet the criteria to be considered held-for-sale. Beginning in the first quarter of 2010, the results of the Frozen Pizza business will be presented as a discontinued operation in our consolidated financial statements and prior periods will be restated in a consistent manner. The following reflects the summary results for the Frozen Pizza business that will be treated as a discontinued operation going forward:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Net revenues	$1,632	$1,440	$1,278

Earnings from operations before income taxes	341	267	237
Provision for income taxes	(123)	(97)	(87)

Net earnings from operations of the Frozen Pizza business	$218	$170	$150

Earnings from operations before income taxes as presented exclude stranded overheads of $108 million in 2009, $112 million in 2008 and $111 million in 2007.

Post Cereals Split-off:

On August 4, 2008, we completed the split-off of the Post cereals business into Ralcorp Holdings, Inc. (“Ralcorp”), after an exchange with our shareholders. Accordingly, the Post cereals business prior period results were reflected as discontinued operations on the consolidated statement of earnings. The exchange was expected to be tax-free to participating shareholders for U.S. federal income tax purposes.

In this split-off transaction, approximately 46.1 million shares of Kraft Foods Common Stock were tendered for $1,644 million. Our shareholders had the option to exchange some or all of their shares of Kraft Foods Common Stock and receive shares of common stock of Cable Holdco, Inc. (“Cable Holdco”). Cable Holdco was our wholly owned subsidiary that owned certain assets and liabilities of the Post cereals business. In exchange for the contribution of the Post cereals business, Cable Holdco issued approximately $665 million in debt securities, issued shares of its common stock and assumed a $300 million credit facility. Upon closing, we used the cash equivalent net proceeds, approximately $960 million, to repay debt.

The Post cereals business included such brands as Honey Bunches of Oats, Pebbles, Shredded Wheat, Selects, Grape-Nuts and Honeycomb. Under Kraft Foods, the brands in this transaction were distributed primarily in North America. In addition to the Post brands, the transaction included four manufacturing facilities, certain manufacturing equipment and approximately 1,230 employees who joined Ralcorp as part of the transaction.

Pursuant to the Post cereals business Transition Services Agreement, we provided certain sales, co-manufacturing, distribution, information technology, and accounting and finance services to Ralcorp through 2009.

Summary results of operations for the Post cereals business through August 4, 2008, were as follows:

	For the Years Ended December 31,
	2008	2007
	(in millions)

Net revenues	$666	$1,107

Earnings before income taxes	189	369
Provision for income taxes	(70)	(137)
Gain on discontinued operations, net of income taxes	926	–

Earnings and gain from discontinued operations, net of income taxes	$1,045	$232

The following assets of the Post cereals business were included in the Post split-off (in millions):
Inventories, net	$94
Property, plant and equipment, net	425
Goodwill	1,234
Other assets	11
Other liabilities	(3)

Distributed assets of the Post cereals business	$1,761

LU Biscuit Acquisition:

On November 30, 2007, we acquired the Groupe Danone S.A. global LU biscuit business (“LU Biscuit”) for €5.1 billion (approximately $7.6 billion) in cash. The acquisition included 32 manufacturing facilities and approximately 14,000 employees. During 2008, we repaid Groupe Danone S.A. for excess cash received upon the acquisition. LU Biscuit reports results from operations on a one month lag; accordingly, there was no effect on our 2007 operating results. On a proforma basis, LU Biscuit would have contributed net revenues of $2.8 billion during 2007, and LU Biscuit’s contribution to net earnings would have been insignificant to Kraft Foods.

Other Divestitures:

In 2009, we received $41 million in net proceeds and recorded pre-tax losses of $6 million on the divestitures of our Balance bar operations in the U.S., a juice operation in Brazil and a plant in Spain. We recorded after-tax gains of $58 million on these divestitures, primarily due to the differing book and tax bases of our Balance bar operations.

In 2008, we received $153 million in net proceeds, and recorded pre-tax losses of $92 million on divestitures, primarily related to a Nordic and Baltic snacks operation and four operations in Spain. We recorded after-tax losses of $64 million on these divestitures.

Included in the 2008 divestitures were the following, which were a condition of the EU Commission’s approval of our LU Biscuit acquisition:

•	We divested a biscuit operation in Spain. From this divestiture, we received $86 million in net proceeds and recorded pre-tax losses of $74 million.
•

We divested another biscuit operation in Spain and a trademark in Hungary that we had previously acquired as part of the LU Biscuit acquisition. As such, the impacts of these divestitures were reflected as adjustments to the purchase price allocations.

In 2007, we received $216 million in net proceeds and recorded pre-tax gains of $14 million on the divestitures of our hot cereal assets and trademarks, our sugar confectionery assets in Romania and related trademarks and our flavored water and juice brand assets and related trademarks, including Veryfine and Fruit2O. We recorded an after-tax loss of $5 million on these divestitures to reflect the differing book and tax bases of our hot cereal assets and trademarks divestiture.

These gains and losses on divestitures do not reflect the related asset impairment charges discussed in Note 5, Goodwill and Intangible Assets.

The aggregate operating results of the divestitures discussed above, other than the divestiture of the Post cereals business, were not material to our financial statements in any of the periods presented. Refer to Note 16, Segment Reporting, for details of the gains and losses on divestitures by segment.

Note 3. Inventories:

Inventories at December 31, 2009 and 2008 were:

	2009	2008
	(in millions)

Raw materials	$1,410	$1,568
Finished product	2,365	2,313

Inventories, net	$3,775	$3,881

Note 4. Property, Plant and Equipment: Property, plant and equipment at December 31, 2009 and 2008 were:
	2009	2008
	(in millions)

Land and land improvements	$492	$462
Buildings and building equipment	4,231	3,913
Machinery and equipment	13,872	12,590
Construction in progress	828	850

	19,423	17,815
Accumulated depreciation	(8,730)	(7,898)

Property, plant and equipment, net	$10,693	$9,917

Refer to Note 5, Goodwill and Intangible Assets, for asset impairment charges taken against property, plant and equipment.

Note 5. Goodwill and Intangible Assets:

At December 31, 2009 and 2008, goodwill by reportable segment was:

	2009	2008
	(in millions)

Kraft Foods North America:
U.S. Beverages	$1,290	$1,290
U.S. Cheese	3,000	3,000
U.S. Convenient Meals	1,460	1,460
U.S. Grocery	3,046	3,046
U.S. Snacks	6,948	6,965
Canada & N.A. Foodservice	2,340	2,306
Kraft Foods Europe (1)	6,756	5,893
Kraft Foods Developing Markets	3,924	3,621

Total goodwill	$28,764	$27,581

(1) This segment was formerly known as European Union.

As discussed in Note 16, Segment Reporting, we implemented changes to our operating structure in 2009. As a result of these changes, we aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment and moved $1,534 million of goodwill from Kraft Foods Europe to Kraft Foods Developing Markets.

Intangible assets at December 31, 2009 and 2008 were:

	2009	2008
	(in millions)

Non-amortizable intangible assets	$13,262	$12,758
Amortizable intangible assets	278	254

	13,540	13,012
Accumulated amortization	(111)	(86)

Intangible assets, net	$13,429	$12,926

Non-amortizable intangible assets consist principally of brand names purchased through our acquisitions of Nabisco Holdings Corp., LU Biscuit and the Spanish and Portuguese operations of United Biscuits. Amortizable intangible assets consist primarily of trademark licenses, customer-related intangibles and non-compete agreements.

The movements in goodwill and intangible assets were:

	2009		2008
	Goodwill	Intangible Assets, at cost	Goodwill	Intangible Assets, at cost
	(in millions)

Balance at January 1	$27,581	$13,012	$31,193	$12,262
Changes due to:
Foreign currency	1,200	544	(1,062)	(516)
Acquisitions	–	–	(1,187)	1,356
Divestitures	(17)	–	(1,272)	(37)
Asset impairments	–	(12)	(35)	(53)
Other	–	(4)	(56)	–

Balance at December 31	$28,764	$13,540	$27,581	$13,012

Changes to goodwill and intangible assets during 2009 were:

•	Divestitures – We reduced goodwill by $17 million due to the divestiture of our Balance bar operations in the U.S.
•	Asset impairments – During our 2009 review of goodwill and non-amortizable intangible assets, we recorded a $12 million charge for the impairment of intangible assets in the Netherlands.

Changes to goodwill and intangible assets during 2008 were:

•

Acquisitions – We decreased goodwill by $1,187 million and increased intangible assets by $1,356 million primarily due to refinements of preliminary allocations of the purchase price for our acquisition of LU Biscuit. The allocations were based upon appraisals that were finalized in the third quarter of 2008.

•

Divestitures – We reduced goodwill by $1,234 million due to the split-off of our Post cereals business, and we reduced goodwill by $38 million and intangible assets by $37 million due to the divestiture of an operation in Spain.

•

Asset impairments – We recorded asset impairment charges of $34 million to goodwill and $1 million to intangible assets in connection with the divestiture of a Nordic and Baltic snacks operation. We also recorded asset impairment charges of $1 million to goodwill and $8 million to intangible assets in connection with the anticipated divestiture of a juice operation in Brazil. In addition, during our 2008 review of goodwill and non-amortizable intangible assets, we recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico.

•	Other – We reduced goodwill by $56 million primarily related to a reconciliation of our inventory of deferred tax items that also resulted in a write-down of our net deferred tax liabilities.

Amortization expense for intangible assets was $26 million in 2009, $23 million in 2008 and $13 million in 2007. We currently estimate amortization expense for each of the next five years to be approximately $15 million or less.

Annual Impairment Review & Asset Impairment Charges:

As a result of our 2009 annual review of goodwill and non-amortizable intangible assets, we recorded a $12 million charge for the impairment of intangible assets in the Netherlands. In addition, during 2009, we recorded a $9 million asset impairment charge to write off an investment in Norway. We recorded the aggregate charges within asset impairment and exit costs. During our 2009 impairment review, we also noted that the following three reporting units were the most sensitive to near-term changes in our discounted cash flow assumptions:

	Percentage of Excess Fair Value over Carrying Value	October 1, 2009 Carrying Value of Goodwill
		(in millions)

U.S. Salty Snacks	11%	$1,186
N.A. Foodservice	22%	861
Europe Biscuits	11%	2,555

During the fourth quarter of 2008, we completed the annual review of goodwill and non-amortizable intangible assets and recorded a $44 million charge for the impairment of intangible assets in the Netherlands, France and Puerto Rico. During our 2008 impairment review, we determined that our Europe Biscuits reporting unit was the most sensitive to near-term changes in our discounted cash flow assumptions, as it contains a significant portion of the goodwill recorded upon our 2007 acquisition of LU Biscuit. In addition, in December 2008, we reached a preliminary agreement to divest a juice operation in Brazil and reached an agreement to sell a cheese plant in Australia. In anticipation of divesting the juice operation in Brazil, we recorded an asset impairment charge of $13 million in the fourth quarter of 2008. The charge primarily included the write-off of associated intangible assets of $8 million and property, plant and equipment of $4 million. In anticipation of selling the cheese plant in Australia, we recorded an asset impairment charge of $28 million to property, plant and equipment in the fourth quarter of 2008. Additionally, in 2008, we divested a Nordic and Baltic snacks operation and incurred an asset impairment charge of $55 million in connection with the divestiture. This charge primarily included the write-off of associated goodwill of $34 million and property, plant and equipment of $16 million. We recorded the aggregate charges within asset impairment and exit costs.

In 2007, we divested our flavored water and juice brand assets and related trademarks. In recognition of the divestiture, we recorded a $120 million asset impairment charge for these assets. The charge primarily included the write-off of associated intangible assets of $70 million and property, plant and equipment of $47 million and was recorded within asset impairment and exit costs.

Note 6. Restructuring Costs:

Cost Savings Initiatives

We incurred costs associated with our Cost Savings Initiatives of $318 million in 2009. These charges were recorded in operations, primarily within the segment operating income of Kraft Foods Europe with the remainder spread across all other segments. The Kraft Foods Europe charges were largely a result of the reorganization of our European operations discussed below. Cost Savings Initiatives include exit, disposal and implementation costs. Even though implementation costs were directly attributable to exit and disposal costs, they did not qualify for special accounting treatment as exit or disposal activities. In 2009, our Cost Savings Initiatives primarily included severance charges for benefits received by terminated employees, associated benefit plan costs and other related activities.

2004-2008 Restructuring Program

In 2008, we completed our five-year restructuring program (the “Restructuring Program”). The Restructuring Program’s objectives were to leverage our global scale, realign and lower our cost structure, and optimize capacity. As part of the Restructuring Program, we:

•	incurred $3.0 billion in pre-tax charges reflecting asset disposals, severance and implementation costs;
•	announced the closure of 35 facilities and announced the elimination of approximately 18,600 positions; and
•	will use cash to pay for $2.0 billion of the $3.0 billion in charges.

In 2009, we reversed $85 million of previously accrued Restructuring Program charges. Those reversals related to the following:

•

We sold a plant in Spain that we previously announced we would close under our Restructuring Program. Accordingly, we reversed $35 million in Restructuring Program charges, primarily related to severance, and recorded a $17 million loss on the divestiture of the plant in 2009. The reversal occurred in our Kraft Foods Europe segment.

•

We also reversed $50 million in Restructuring Program charges, primarily due to planned position eliminations that did not occur. These were primarily the result of redeployment and natural attrition. The majority of these reversals occurred in our Kraft Foods Europe segment, with the remainder spread across all other segments.

We incurred charges under the Restructuring Program of $989 million in 2008 and $459 million in 2007. Since the inception of the Restructuring Program, we have paid cash of $1.7 billion of the $2.0 billion in expected cash payments, including $176 million paid in 2009. At December 31, 2009, we had an accrual of $270 million, and we had eliminated approximately 17,300 positions under the Restructuring Program.

In 2008, we implemented a new operating structure built on three core elements: business units, shared services that leverage the scale of our global portfolio, and a streamlined corporate staff. Within the new structure, business units now have full P&L accountability and are staffed accordingly. This also ensures that we are putting our resources closer to where we make decisions that affect our consumers and customers. Our corporate and shared service functions streamlined their organizations to focus on core activities that can more efficiently support the goals of the business units. The intent was to simplify, streamline and increase accountability, with the ultimate goal of generating reliable growth for Kraft Foods. In total, we eliminated approximately 1,400 positions as we streamlined our headquarter functions.

The reorganization of our European operations to function on a pan-European centralized category management and value chain model was completed in 2009 for our Chocolate, Coffee and Cheese categories. Significant progress was made in 2009 related to the integration of our Europe Biscuits business, and we expect the integration to be completed by mid-2010. The European Principal Company (“EPC”) will manage the European categories centrally and make decisions for all aspects of the value chain, except for sales and distribution. The European subsidiaries will execute sales and distribution locally, and the local production companies will act as toll manufacturers on behalf of the EPC. The

EPC legal entity has been incorporated as Kraft Foods Europe GmbH in Zurich, Switzerland. As part of the reorganization, we incurred $32 million of severance costs, $25 million of implementation costs and $56 million of other non-recurring costs during 2009; we incurred $16 million of restructuring costs, $39 million of implementation costs and $11 million of other non-recurring costs during 2008; and we incurred $21 million of restructuring costs, $24 million of implementation costs and $10 million of other non-recurring costs during 2007. Through 2009, we have incurred aggregate charges of $241 million related to our Kraft Foods Europe Reorganization, and we expect to incur approximately $40 million in additional charges in 2010 to complete the integration of the Europe Biscuits business. In 2009, these charges were recorded within cost of sales and marketing, administration and research costs. The 2008 and 2007 restructuring and implementation costs were included in the total Restructuring Program charges. Other non-recurring costs relating to our Kraft Foods Europe Reorganization were recorded as marketing, administration and research costs. Management believes the disclosure of implementation and other non-recurring charges provides readers of our financial statements greater transparency to the total costs of our Kraft Foods Europe Reorganization.

Restructuring Costs:

Under the Restructuring Program, we recorded asset impairment and exit costs of $884 million during 2008 and $332 million during 2007. Restructuring liability activity for the years ended December 31, 2009 and 2008 was:

	Severance	Asset Write-downs	Other	Total
	(in millions)

Liability balance, January 1, 2008	$154	$–	$16	$170
Charges	590	195	99	884
Cash (spent) / received	(255)	33	(71)	(293)
Charges against assets	(30)	(214)	2	(242)
Currency	(15)	(14)	(1)	(30)

Liability balance, December 31, 2008	444	–	45	489
Reversal of charges	(77)	(4)	(4)	(85)
Cash (spent) / received	(162)	1	(15)	(176)
Currency	40	3	(1)	42

Liability balance, December 31, 2009	$245	$–	$25	$270

Our 2009 activity was related to the aforementioned reversal of $85 million and cash outflows on prior year Restructuring Program charges. Our prior year severance charges included the cost of benefits received by terminated employees. Severance charges against assets primarily related to incremental pension costs, which reduced prepaid pension assets. Asset impairment write-downs were caused by plant closings and related activity. Cash received on asset write-downs reflected the higher than anticipated net proceeds from the sales of assets previously written-down under the Restructuring Program. Other prior year costs related primarily to the renegotiation of supplier contract costs, workforce reductions associated with facility closings and the termination of leasing agreements.

Implementation Costs:

Implementation costs were directly attributable to exit and disposal costs; however, they did not qualify for special accounting treatment as exit or disposal activities. These costs primarily included the discontinuance of certain product lines, incremental expenses related to the closure of facilities and the reorganization of our European operations discussed above. Management believes the disclosure of implementation charges provides readers of our financial statements greater transparency to the total costs of our Restructuring Program.

Implementation costs associated with the Restructuring Program were:

	2008	2007
	(in millions)

Cost of sales	38	67
Marketing, administration and research costs	67	60

Total implementation costs	$105	$127

Total Restructuring Program Costs:

We included the asset impairment, exit and implementation costs discussed above, for the years ended December 31, 2008 and 2007 in segment operating income as follows:

	For the Year Ended December 31, 2008
	Restructuring Costs	Implementation Costs	Total
	(in millions)

Kraft Foods North America:
U.S. Beverages	$59	$8	$67
U.S. Cheese	31	7	38
U.S. Convenient Meals	31	7	38
U.S. Grocery	36	5	41
U.S. Snacks	72	9	81
Canada & N.A. Foodservice	100	10	110
Kraft Foods Europe	418	56	474
Kraft Foods Developing Markets	137	3	140

Total – continuing operations	884	105	989
Discontinued operations	–	–	–

Total	$884	$105	$989

	For the Year Ended December 31, 2007
	Restructuring Costs	Implementation Costs	Total
	(in millions)

Kraft North America:
U.S. Beverages	$12	$7	$19
U.S. Cheese	50	25	75
U.S. Convenient Meals	20	15	35
U.S. Grocery	25	7	32
U.S. Snacks	17	15	32
Canada & N.A. Foodservice	50	2	52
Kraft Foods Europe	108	44	152
Kraft Foods Developing Markets	38	12	50

Total – continuing operations	320	127	447
Discontinued operations	12	–	12

Total	$332	$127	$459

Note 7. Debt and Borrowing Arrangements: Short-Term Borrowings: At December 31, 2009 and 2008, our short-term borrowings and related average interest rates consisted of:
	2009		2008
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
	(in millions)		(in millions)

Commercial paper	$262	0.5%	$606	2.6%
Bank loans	191	10.5%	291	13.0%

Total short-term borrowings	$453		$897

The fair values of our short-term borrowings at December 31, 2009 and 2008, based upon current market interest rates, approximate the amounts disclosed above.

Borrowing Arrangements:

On November 30, 2009, we entered into a revolving credit agreement for a $4.5 billion three-year senior unsecured revolving credit facility. The agreement replaced our former revolving credit agreement, which was terminated upon the signing of the new agreement. We intend to use the revolving credit facility for general corporate purposes, including for working capital purposes, and to support our commercial paper issuances. No amounts have been drawn on the facility.

The revolving credit agreement requires us to maintain a minimum total shareholders’ equity, excluding accumulated other comprehensive earnings / (losses), of at least $23.0 billion. Upon the completion of our acquisition of Cadbury, this covenant will increase by 75% of any increase in our total shareholders’ equity as a direct result of a) our issuance of certain types of equity securities to finance the acquisition; or b) our refinancing certain indebtedness. At December 31, 2009, our total shareholders’ equity, excluding accumulated other comprehensive earnings / (losses), was $29.8 billion. We expect to continue to meet this covenant. The revolving credit agreement also contains customary representations, covenants and events of default. However, the revolving credit facility has no other financial covenants, credit rating triggers or provisions that could require us to post collateral as security.

In addition to the above, some of our international subsidiaries maintain primarily uncommitted credit lines to meet short-term working capital needs. Collectively, these credit lines amounted to $1.5 billion at December 31, 2009. Borrowings on these lines amounted to $191 million at December 31, 2009 and $291 million at December 31, 2008.

On November 9, 2009, we entered into an agreement for a £5.5 billion (approximately $8.9 billion) 364-day senior unsecured bridge facility (the “Cadbury Bridge Facility”). On January 18, 2010, we amended the agreement to increase the Cadbury Bridge Facility to an aggregate of £7.1 billion. On February 11, 2010, after the issuance of $9.5 billion of senior unsecured notes, we amended the agreement again to decrease the Cadbury Bridge Facility to an aggregate of £1.3 billion. We expect to use borrowings under the Cadbury Bridge Facility and proceeds from other financing sources to finance the Cadbury acquisition and to refinance certain indebtedness of Cadbury and its subsidiaries. With certain restrictions, borrowings under the Cadbury Bridge Facility are also available for our general corporate purposes.

The Cadbury Bridge Facility agreement includes the same minimum shareholders’ equity requirement as in our $4.5 billion revolving credit agreement. In addition, in the event that our long-term senior unsecured indebtedness is rated below investment grade by either Moody’s or Standard & Poor’s, the Cadbury Bridge Facility agreement requires us to maintain a net debt to adjusted EBITDA ratio of not more than 4.25 to 1.00. At December 31, 2009, we continued to maintain our investment grade debt rating, and our net debt to adjusted EBITDA ratio was 2.64. The Cadbury Bridge Facility agreement also contains customary representations, covenants and events of default and requires the prepayment of advances and / or the permanent reduction of commitments under the facility with the net cash proceeds received from certain disposals, debt issuances and equity capital markets transactions. No amounts were drawn on the facility at December 31, 2009.

Subject to market conditions, we expect to refinance or reduce advances under the Cadbury Bridge Facility from proceeds of alternative financing sources.

Long-Term Debt:

On February 8, 2010, we issued $9.5 billion of senior unsecured notes at a weighted-average effective rate of 5.364% and are using the net proceeds ($9,379 million) to finance the Cadbury acquisition and for general corporate purposes. The general terms of the $9.5 billion notes are:

•	$3.75 billion total principal notes due February 10, 2020 at a fixed, annual interest rate of 5.375%. Interest is payable semiannually beginning August 10, 2010.
•	$3.00 billion total principal notes due February 9, 2040 at a fixed, annual interest rate of 6.500%. Interest is payable semiannually beginning August 9, 2010.
•	$1.75 billion total principal notes due February 9, 2016 at a fixed, annual interest rate of 4.125%. Interest is payable semiannually beginning August 9, 2010.
•	$1.00 billion total principal notes due May 8, 2013 at a fixed, annual interest rate of 2.625%. Interest is payable semiannually beginning November 8, 2010.

On December 19, 2008, we issued $500 million of senior unsecured notes and used the net proceeds ($498 million) for general corporate purposes, including the repayment of outstanding commercial paper. The general terms of the $500 million notes are: $500 million total principal notes due February 19, 2014 at a fixed, annual interest rate of 6.750%. Interest is payable semiannually, and began on February 19, 2009.

On May 22, 2008, we issued $2.0 billion of senior unsecured notes and used the net proceeds ($1,967 million) for general corporate purposes, including the repayment of borrowings under the 364-day bridge facility agreement we used to acquire LU Biscuit and other short-term borrowings. The general terms of the $2.0 billion notes are:

•	$1,250 million total principal notes due August 23, 2018 at a fixed, annual interest rate of 6.125%. Interest is payable semiannually, and began February 23, 2009.
•	$750 million total principal notes due January 26, 2039 at a fixed, annual interest rate of 6.875%. Interest is payable semiannually, and began on January 26, 2009.

On March 20, 2008, we issued €2.85 billion (approximately $4.5 billion) of senior unsecured notes and used the net proceeds (approximately $4,470 million) to repay a portion of the 364-day bridge facility agreement we used to acquire LU Biscuit. The general terms of the €2.85 billion notes are:

•	€2.0 billion (approximately $3.2 billion) total principal notes due March 20, 2012 at a fixed, annual interest rate of 5.750%. Interest is payable annually, and began March 20, 2009.
•	€850 million (approximately $1.3 billion) total principal notes due March 20, 2015 at a fixed, annual interest rate of 6.250%. Interest is payable annually, and began March 20, 2009.

The notes from the above issuances include covenants that restrict our ability to incur debt secured by liens above a certain threshold. We are also required to offer to purchase these notes at a price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of repurchase, if we experience both of the following:

(i)	a “change of control” triggering event, and
(ii)	a downgrade of these notes below an investment grade rating by each of Moody’s, Standard & Poor’s and Fitch within a specified period.

We expect to continue to comply with our long-term debt covenants.

At December 31, 2009 and 2008, our long-term debt consisted of (interest rates were as of December 31, 2009):

	2009	2008
	(in millions)

Notes, 0.77% to 7.55% (average effective rate 6.23%), due through 2039	$14,395	$15,130
Euro notes, 5.75% to 6.25% (average effective rate 5.98%), due through 2015	4,072	3,970
7% Debenture (effective rate 11.32%), $200 million face amount, due 2011	–	182
Other foreign currency obligations	5	11
Capital leases and other	65	61

Total long-term debt	18,537	19,354
Less current portion of long-term debt	(513)	(765)

Long-term debt	$18,024	$18,589

As of December 31, 2009, aggregate maturities of long-term debt were (in millions):

2010	$513
2011	2,014
2012	4,373
2013	1,556
2014	506
Thereafter	9,640

On September 3, 2009, we redeemed our November 2011, 7% $200 million debenture at par value. Upon redemption, we recorded a loss of $14 million within interest and other expense, net which represented the write-off of the remaining discount. On November 12, 2009, we repaid $750 million in notes, and on October 1, 2008, we repaid $700 million in notes. These repayments were primarily financed from commercial paper issuances.

Fair Value:
The aggregate fair value of our long-term debt, based on quoted prices in active markets for identical liabilities, was $19,769 million at December 31, 2009 and $19,629 million at December 31, 2008.

The aggregate fair value of our third-party debt, based on market quotes, at December 31, 2009, was $20,222 million as compared with the carrying value of $18,990 million. The aggregate fair value of our third-party debt at December 31, 2008, was $20,526 million as compared with the carrying value of $20,251 million.

Interest and Other Expense:
Interest and other expense was:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Interest and other expense, net:
Interest expense, external debt	$1,260	$1,272	$739
Interest income, Altria and affiliates	–	–	(74)
Other income, net	(23)	(32)	(61)

Total interest and other expense, net	$1,237	$1,240	$604

Note 8. Capital Stock:

Our articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. Shares of Class A common stock issued, repurchased and outstanding were:

	Shares Issued	Shares Repurchased	Shares Outstanding

Balance at January 1, 2007	555,000,000	(99,027,355)	455,972,645
Repurchase of shares	–	(111,516,043)	(111,516,043)
Exercise of stock options and issuance of other stock awards	–	9,321,018	9,321,018
Conversion of Class B common shares to Class A common shares	1,180,000,000	–	1,180,000,000

Balance at December 31, 2007	1,735,000,000	(201,222,380)	1,533,777,620
Repurchase of shares	–	(25,272,255)	(25,272,255)
Shares tendered (Note 2)	–	(46,119,899)	(46,119,899)
Exercise of stock options and issuance of other stock awards	–	6,915,974	6,915,974

Balance at December 31, 2008	1,735,000,000	(265,698,560)	1,469,301,440
Exercise of stock options and issuance of other stock awards	–	8,583,463	8,583,463

Balance at December 31, 2009	1,735,000,000	(257,115,097)	1,477,884,903

Effective on the date of our spin-off, Altria converted all of its Class B shares of Kraft Foods common stock into Class A shares of Kraft Foods common stock. Following our spin-off, we only have Class A common stock outstanding. There were no Class B common shares or preferred shares issued and outstanding at December 31, 2009, 2008 and 2007.

On August 4, 2008, we completed the split-off of the Post cereals business. In this transaction, approximately 46.1 million shares of Kraft Foods Common Stock were tendered for $1,644 million.

At December 31, 2009, 146,863,809 shares of Common Stock were reserved for stock options and other stock awards.

In 2010, we expect to issue approximately 260 million additional shares of our Common Stock as part of the Cadbury acquisition.

Our Board of Directors authorized the following Common Stock repurchase programs. Our $5.0 billion share repurchase authority expired on March 30, 2009. We did not repurchase any shares in 2009.

Share Repurchase Program Authorized by the Board of Directors	$5.0 billion	$2.0 billion

Authorized / completed period for repurchase	April 2007 – March 2009	March 2006 – March 2007

Aggregate cost of shares repurchased in 2008 (millions of shares)	$777 million (25.3 shares)

Aggregate cost of shares repurchased in 2007 (millions of shares)	$3.5 billion (105.6 shares)	$140 million (4.5 shares)

Aggregate cost of shares repurchased life-to-date under program (millions of shares)	$4.3 billion (130.9 shares)	$1.1 billion (34.7 shares)

In total, we repurchased 25.3 million shares for $777 million in 2008 and 110.1 million shares for $3,640 million in 2007 under these programs. We made these repurchases of our Common Stock in open market transactions.

In March 2007, we repurchased 1.4 million additional shares of our Common Stock from Altria at a cost of $46.5 million. We paid $32.085 per share, which was the average of the high and the low price of Kraft Foods Common Stock as reported on the NYSE on March 1, 2007. This repurchase was in accordance with our Altria spin-off agreement.

Note 9. Accumulated Other Comprehensive Earnings / (Losses):

The components of accumulated other comprehensive earnings / (losses) were:

	Currency Translation Adjustments	Pension and Other Benefits	Derivatives Accounted for as Hedges	Total
	(in millions)

Balances at January 1, 2007	$(723)	$(2,342)	$(4)	$(3,069)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	672	(78)	–	594
Amortization of experience losses and prior service costs	–	154	–	154
Settlement losses	–	45	–	45
Net actuarial gain arising during period	–	410	–	410
Change in fair value of cash flow hedges	–	–	31	31

Total other comprehensive earnings				1,234

Balances at December 31, 2007	$(51)	$(1,811)	$27	$(1,835)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	(2,348)	114	–	(2,234)
Amortization of experience losses and prior service costs	–	98	–	98
Settlement losses	–	48	–	48
Net actuarial loss arising during period	–	(2,021)	–	(2,021)
Change in fair value of cash flow hedges	–	–	(50)	(50)

Total other comprehensive losses				(4,159)

Balances at December 31, 2008	$(2,399)	$(3,572)	$(23)	$(5,994)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	1,893	(116)	–	1,777
Amortization of experience losses and prior service costs	–	126	–	126
Settlement losses	–	76	–	76
Net actuarial loss arising during period	–	(64)	–	(64)
Change in fair value of cash flow hedges	–	–	124	124

Total other comprehensive earnings				2,039

Balances at December 31, 2009	$(506)	$(3,550)	$101	$(3,955)

Note 10. Stock Plans:

At our 2009 annual meeting, our shareholders approved the Kraft Foods Inc. Amended and Restated 2005 Performance Incentive Plan (the “2005 Plan”). The 2005 Plan includes, among other provisions, a limit on the number of shares that may be granted under the plan, vesting restrictions and a prohibition on stock option repricing. Under the 2005 Plan, we may grant to eligible employees awards of stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other awards based on our Common Stock, as well as performance-based annual and long-term incentive awards. We are authorized to issue a maximum of 168.0 million shares of our Common Stock under the 2005 Plan. As of the effective date of the amendment, there were 92.1 million shares available to be granted under the 2005 Plan, of which no more than 27.5 million shares may be awarded as restricted or deferred stock. In addition, under the Kraft Foods 2006 Stock Compensation Plan for Non-Employee Directors (the “2006 Directors Plan”), we may grant up to 500,000 shares of Common Stock to members of the Board of Directors who are not our full-time employees. At

December 31, 2009, there were 93,740,465 shares available to be granted under the 2005 Plan and 372,097 shares available to be granted under the 2006 Directors Plan. Restricted or deferred shares available for grant under the 2005 Plan at December 31, 2009, were 27,984,072.

In 2008, we changed our annual and long-term incentive compensation programs to further align them with shareholder returns. Under the annual equity program, we now grant equity in the form of both restricted or deferred stock and stock options. The restricted or deferred stock continues to vest 100% after three years, and the stock options vest in three annual installments beginning on the first anniversary of the grant date. Additionally, we changed our long-term incentive plan from a cash-based program to a share-based program. These shares vest based on varying performance, market and service conditions.

All stock awards are issued to employees from treasury stock. We have no specific policy to repurchase Common Stock to mitigate the dilutive impact of options; however, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to satisfy stock option exercise activity.

Stock Options:

Stock options are granted at an exercise price equal to the market value of the underlying stock on the grant date, generally become exercisable in three annual installments beginning on the first anniversary of the grant date and have a maximum term of ten years. Prior to 2008, we had not granted stock options through a broad-based program since 2002.

We account for our employee stock options under the fair value method of accounting using a modified Black-Scholes methodology to measure stock option expense at the date of grant. The fair value of the stock options at the date of grant is amortized to expense over the vesting period. We recorded compensation expense related to stock options of $31 million in 2009 and $18 million in 2008. The deferred tax benefit recorded related to this compensation expense was $11 million in 2009 and $6 million in 2008. The unamortized compensation expense related to our stock options was $48 million at December 31, 2009 and is expected to be recognized over a weighted-average period of two years. Our weighted-average Black-Scholes fair value assumptions were as follows:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date

2009	2.46%	6 years	21.36%	4.90%	$2.68
2008	3.08%	6 years	21.04%	3.66%	$4.49

The risk-free interest rate represents the rate on zero-coupon U.S. government issues with a remaining term equal to the expected life of the options. The expected life is the period over which our employees are expected to hold their options. It is based on the simplified method from the SEC’s safe harbor guidelines. Volatility reflects historical movements in our stock price for a period commensurate with the expected life of the options. Dividend yield is estimated over the expected life of the options based on our stated dividend policy.

Stock option activity for the year ended December 31, 2009 was:

		Shares Subject to Option	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Balance at January 1, 2009		38,485,559	$24.74
Options granted		16,310,380	23.64
Options exercised		(5,891,471)	14.08
Options cancelled		(2,176,771)	27.76

Balance at December 31, 2009		46,727,697	25.56	6 years	$149 million

Exercisable at December 31, 2009		22,848,549	25.41	2 years	$91 million

In February 2009, as part of our annual equity program, we granted 16.3 million stock options to eligible employees at an exercise price of $23.64.

In February 2008, as part of our annual equity program, we granted 13.5 million stock options to eligible employees at an exercise price of $29.49. We also granted 0.1 million off-cycle stock options during 2008 at an exercise price of $30.78.

On May 3, 2007, our Board of Directors approved a stock option grant to our CEO to recognize her election as our Chairman. She received 300,000 stock options, which vest under varying market and service conditions and expire ten years after the grant date. The grant had an insignificant impact on earnings in 2007.

The total intrinsic value of options exercised was $72 million in 2009, $76 million in 2008 and $90 million in 2007. Cash received from options exercised was $79 million in 2009, $80 million in 2008 and $124 million in 2007. The actual tax benefit realized for the tax deductions from the option exercises totaled $52 million in 2009, $44 million in 2008 and $35 million in 2007.

Restricted and Deferred Stock:

We may grant shares of restricted or deferred stock to eligible employees, giving them in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber the shares. Shares of restricted and deferred stock are subject to forfeiture if certain employment conditions are not met. Restricted and deferred stock generally vest on the third anniversary of the grant date.

Shares granted in connection with our long-term incentive plan vest based on varying performance, market and service conditions. The unvested shares have no voting rights and do not pay dividends.

The fair value of the restricted and deferred shares at the date of grant is amortized to earnings over the restriction period. We recorded compensation expense related to restricted and deferred stock of $133 million in 2009, $160 million in 2008 and $136 million in 2007. The deferred tax benefit recorded related to this compensation expense was $44 million in 2009, $53 million in 2008 and $47 million in 2007. The unamortized compensation expense related to our restricted and deferred stock was $149 million at December 31, 2009 and is expected to be recognized over a weighted-average period of two years.

Our restricted and deferred stock activity for the year ended December 31, 2009 was:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share

Balance at January 1, 2009	15,250,805	$31.46
Granted	5,778,201	24.68
Vested	(6,071,661)	30.12
Forfeited	(1,102,392)	30.57

Balance at December 31, 2009	13,854,953	29.30

In January 2009, we granted 1.5 million shares of stock in connection with our long-term incentive plan, and the market value per share was $27.00 on the date of grant. In February 2009, as part of our annual equity program, we issued 4.1 million shares of restricted and deferred stock to eligible employees, and the market value per restricted or deferred share was $23.64 on the date of grant. We also issued 0.2 million off-cycle shares of restricted and deferred stock during 2009, and the weighted-average market value per restricted or deferred share was $25.55 on the date of grant.

In January 2008, we granted 1.4 million shares of stock in connection with our long-term incentive plan, and the market value per share was $32.26 on the date of grant. In February 2008, as part of our annual equity program, we issued 3.4 million shares of restricted and deferred stock to eligible employees, and the market value per restricted or deferred share was $29.49 on the date of grant. We also issued 0.2 million off-cycle shares of restricted and deferred stock during 2008, and the weighted-average market value per restricted or deferred share was $30.38 on the date of grant. The total number of restricted and deferred shares issued in 2008 was 5.0 million.

In January 2007, we issued 5.2 million shares of restricted and deferred stock to eligible employees as part of our annual equity program, and the market value per restricted or deferred share was $34.655 on the date of grant. Additionally, we issued 1.0 million off-cycle shares of restricted and deferred stock during 2007, and the weighted-average market value per restricted or deferred share was $34.085 on the date of grant. The total number of restricted and deferred shares issued in 2007 was 9.2 million, including those issued as a result of our spin-off from Altria (discussed below).

The weighted-average grant date fair value of restricted and deferred stock granted was $143 million, or $24.68 per restricted or deferred share, in 2009, $151 million, or $30.38 per restricted or deferred share, in 2008 and $310 million, or $33.63 per restricted or deferred share, in 2007. The vesting date fair value of restricted and deferred stock was $153 million in 2009, $196 million in 2008, and $153 million in 2007.

Bifurcation of Stock Awards Upon Spin-Off from Altria:

Effective on the date of our spin-off, Altria stock awards were modified through the issuance of Kraft Foods stock awards, and accordingly, the Altria stock awards were split into two instruments. Holders of Altria stock options received: 1) a new Kraft Foods option to acquire shares of Kraft Foods Common Stock; and 2) an adjusted Altria stock option for the same number of shares of Altria common stock previously held, but with a proportionally reduced exercise price. For each employee stock option outstanding, the aggregate intrinsic value immediately after our spin-off from Altria was not greater than the aggregate intrinsic value immediately prior to it. Holders of Altria restricted stock or stock rights awarded before January 31, 2007 retained their existing awards and received restricted stock or stock rights in Kraft Foods Common Stock. Recipients of Altria restricted stock or stock rights awarded on or after January 31, 2007 did not receive Kraft Foods restricted stock or stock rights because Altria had announced the spin-off at that time. We reimbursed Altria $179 million for net settlement of the employee stock awards. We determined the fair value of the stock options using the Black-Scholes option valuation model, and adjusted the fair value of the restricted stock and stock rights by the value of projected forfeitures.

Based upon the number of Altria stock awards outstanding upon our spin-off, we granted stock options for 24.2 million shares of Kraft Foods Common Stock at a weighted-average price of $15.75. The options expire between 2007 and 2012. In addition, we issued 3.0 million shares of restricted stock and stock rights. The market value per restricted share or right was $31.66 on the date of grant. Restrictions on the majority of these restricted shares and stock rights lapsed in the first quarter of either 2008 or 2009.

Note 11. Benefit Plans:

Pension Plans

Obligations and Funded Status:

The projected benefit obligations, plan assets and funded status of our pension plans at December 31, 2009 and 2008 were:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
	(in millions)

Benefit obligation at January 1	$6,133	$5,952	$3,211	$4,275
Service cost	152	149	67	107
Interest cost	369	371	215	257
Benefits paid	(310)	(314)	(225)	(269)
Settlements paid	(187)	(331)	(14)	(16)
Curtailment gain	(168)	–	–	–
Actuarial (gains) / losses	203	306	619	(542)
Currency	–	–	510	(710)
Other	3	–	18	109

Benefit obligation at December 31	6,195	6,133	4,401	3,211

Fair value of plan assets at January 1	4,386	7,006	2,618	4,041
Actual return on plan assets	1,180	(2,028)	400	(761)
Contributions	427	53	209	180
Benefits paid	(310)	(314)	(225)	(269)
Settlements paid	(187)	(331)	(14)	(16)
Currency	–	–	414	(615)
Other	–	–	(5)	58

Fair value of plan assets at December 31	5,496	4,386	3,397	2,618

Net pension liability recognized at December 31	$(699)	$(1,747)	$(1,004)	$(593)

Our projected benefit obligation decreased $168 million in 2009 due to the freeze of certain of our U.S. pension plans.

The accumulated benefit obligation, which represents benefits earned to the measurement date, was $5,673 million at December 31, 2009 and $5,464 million at December 31, 2008 for the U.S. pension plans. The accumulated benefit obligation for the non-U.S. pension plans was $4,115 million at December 31, 2009 and $3,024 million at December 31, 2008.

The combined U.S. and non-U.S. pension plans resulted in a net pension liability of $1,703 million at December 31, 2009 and $2,340 million at December 31, 2008. We recognized these amounts in our consolidated balance sheets at December 31, 2009 and 2008 as follows:

	2009	2008
	(in millions)

Prepaid pension assets	$115	$56
Other accrued liabilities	(53)	(29)
Accrued pension costs	(1,765)	(2,367)

	$(1,703)	$(2,340)

Certain of our U.S. and non-U.S. plans are under funded and have accumulated benefit obligations in excess of plan assets. For these plans, the projected benefit obligations, accumulated benefit obligations and the fair value of plan assets at December 31, 2009 and 2008 were:

	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008
	(in millions)

Projected benefit obligation	$4,666	$6,133	$3,703	$1,740
Accumulated benefit obligation	4,166	5,464	3,478	1,664
Fair value of plan assets	3,932	4,386	2,629	1,144
We used the following weighted-average assumptions to determine our benefit obligations under the pension plans at December 31:
	U.S. Plans		Non-U.S. Plans
	2009	2008	2009	2008

Discount rate	5.93%	6.10%	5.21%	6.41%
Expected rate of return on plan assets	8.00%	8.00%	7.26%	7.25%
Rate of compensation increase	4.00%	4.00%	3.08%	3.09%

Year-end discount rates for our U.S. and Canadian plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Year-end discount rates for our non-U.S. plans (other than Canadian plans) were developed from local bond indices that match local benefit obligations as closely as possible. Changes in our discount rates were primarily the result of changes in bond yields year-over-year. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Components of Net Pension Cost: Net pension cost consisted of the following for the years ended December 31, 2009, 2008 and 2007:
	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007
	(in millions)

Service cost	$152	$149	$159	$67	$91	$101
Interest cost	369	371	365	215	222	194
Expected return on plan assets	(486)	(526)	(523)	(242)	(285)	(251)
Amortization:
Net loss from experience differences	160	85	138	23	31	66
Prior service cost	6	7	5	6	7	9
Other expenses	112	74	68	8	16	4

Net pension cost	$313	$160	$212	$77	$82	$123

The following costs are included within other expenses above. Severance payments related to our Cost Savings Initiatives and Restructuring Program, and retired employees who elected lump-sum payments resulted in settlement losses for our U.S. plans of $107 million in 2009, $74 million in 2008 and $68 million in 2007. In addition, we incurred a $5 million curtailment charge in 2009 related to the freeze of certain of our U.S. pension plans. Non-U.S. plant closures and early retirement benefits resulted in curtailment and settlement losses of $8 million in 2009, $16 million in 2008 and $4 million in 2007.

For the U.S. plans, we determine the expected return on plan assets component of net periodic benefit cost using a calculated market return value that recognizes the cost over a four year period. For our non-U.S. plans, we utilize a similar approach with varying cost recognition periods for some plans, and with others, we determine the expected return on plan assets based on asset fair values as of the measurement date.

As of December 31, 2009, for the combined U.S. and non-U.S. pension plans, we expected to amortize from accumulated other comprehensive earnings / (losses) into net periodic pension cost during 2010:

•     an estimated $244 million of net loss from experience differences; and

•     an estimated $12 million of prior service cost.

We used the following weighted-average assumptions to determine our net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2009	2008	2007	2009	2008	2007

Discount rate	6.10%	6.30%	5.90%	6.41%	5.44%	4.67%
Expected rate of return on plan assets	8.00%	8.00%	8.00%	7.25%	7.43%	7.53%
Rate of compensation increase	4.00%	4.00%	4.00%	3.09%	3.13%	3.00%

Plan Assets: The fair value of pension plan assets at December 31, 2009 was determined using:
Asset Category	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
U.S. equity securities	$289	$289	$–	$–
Non-U.S. equity securities	1,991	1,988	2	1
Pooled funds – equity securities	3,014	–	3,014	–

Total equity securities	5,294	2,277	3,016	1

Government bonds	1,037	931	106	–
Pooled funds – fixed income securities	945	–	945	–
Corporate bonds and other fixed income securities	988	54	932	2

Total fixed income securities	2,970	985	1,983	2
Real estate	131	22	109	–
Other	326	322	2	2

Total	$8,721	$3,606	$5,110	$5

We excluded $172 million of plan assets from the above table related to certain insurance contracts as they are reported at contract value, in accordance with authoritative guidance. U.S. and non-U.S. equity securities and government bonds are primarily classified as level one and are valued using quoted prices in active markets. Corporate bonds and other fixed income securities are primarily classified as level two and are valued using independent observable market inputs, such as matrix pricing, yield curves and indices. Pooled funds, including assets in real estate pooled funds, are primarily classified as level two and are valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions. Level three assets are valued using unobservable inputs that reflect the plans’ own assumptions about the assumptions that market participants would use in pricing the assets, based on the best information available, such as investment manager pricing for limited partnerships using company financial statements, relevant valuation multiples and discounted cash flow analyses.

The percentage of fair value of pension plan assets at December 31, 2009 and 2008 was:
	U.S. Plans		Non-U.S. Plans
Asset Category	2009	2008	2009	2008

Equity securities	68%	65%	50%	45%
Debt securities	28%	35%	43%	45%
Real estate	–	–	4%	4%
Other	4%	–	3%	6%

Total	100%	100%	100%	100%

Our investment strategy is based on our expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of our U.S. plan assets is broadly characterized as a 70% / 30% allocation between equity and debt securities. The strategy uses indexed U.S. equity securities, actively managed international equity securities and actively managed U.S. and international investment grade debt securities (which constitute 90% or more of debt securities) with lesser allocations to high yield debt securities. The other asset balance of our U.S. plans at December 31, 2009 primarily related to a $200 million voluntary cash contribution we made on December 31, 2009.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset / liability profiles of the plans in each individual country. These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans. In aggregate, the asset allocation targets of our non-U.S. plans are broadly characterized as a mix of 50% equity securities, 40% debt securities and 10% real estate / other.

We attempt to maintain our target asset allocation by rebalancing between equity and debt asset classes as we make contributions and monthly benefit payments. We intend to rebalance our plan portfolios by mid-2010 by making contributions and monthly benefit payments.

We make contributions to our U.S. and non-U.S. pension plans, primarily, to the extent that they are tax deductible and do not generate an excise tax liability. Based on current tax law, we plan to make contributions of approximately $40 million to our U.S. plans and approximately $200 million to our non-U.S. plans in 2010. Our estimated pension contributions do not include anticipated contributions for our newly acquired Cadbury business. We will update this figure in future filings to reflect these anticipated contributions. However, our actual contributions may be different due to many factors, including changes in tax and other benefit laws, or significant differences between expected and actual pension asset performance or interest rates.

Future Benefit Payments:

The estimated future benefit payments from our pension plans at December 31, 2009 were:

	U.S. Plans	Non-U.S. Plans
	(in millions)

2010	$473	$246
2011	453	246
2012	443	253
2013	450	256
2014	440	260
2015-2019	2,557	1,419

Other Costs:

We sponsor and contribute to employee savings plans. These plans cover eligible salaried, non-union and union employees. Our contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $94 million in 2009, $93 million in 2008 and $83 million in 2007.

We also made contributions to multiemployer pension plans totaling $29 million in 2009, $27 million in 2008 and $26 million in 2007.

Postretirement Benefit Plans

Obligations:

Our postretirement health care plans are not funded. The changes in the accrued benefit obligation and net amount accrued at December 31, 2009 and 2008 were:

	2009	2008
	(in millions)
Accrued postretirement benefit obligation at January 1	$2,899	$3,063
Service cost	35	44
Interest cost	174	183
Benefits paid	(210)	(206)
Plan amendments	–	(84)
Currency	25	(30)
Assumption changes	157	(28)
Actuarial gains	(48)	(43)

Accrued postretirement health care costs at December 31	$3,032	$2,899

The current portion of our accrued postretirement health care costs of $216 million at December 31, 2009 and $221 million at December 31, 2008 was included in other accrued liabilities.

We used the following weighted-average assumptions to determine our postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2009	2008	2009	2008

Discount rate	5.70%	6.10%	5.25%	7.60%
Health care cost trend rate assumed for next year	7.00%	7.00%	9.00%	9.00%
Ultimate trend rate	5.00%	5.00%	6.00%	6.00%
Year that the rate reaches the ultimate trend rate	2014	2014	2016	2015

Year-end discount rates for our U.S. and Canadian plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. Changes in our U.S. and Canadian discount rates were primarily the result of changes in bond yields year-over-year. Our expected health care cost trend rate is based on historical costs.

Assumed health care cost trend rates have a significant impact on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2009:

	One-Percentage-Point
	Increase	Decrease

Effect on total of service and interest cost	12.3%	(10.2% )
Effect on postretirement benefit obligation	9.8%	(8.3% )
Components of Net Postretirement Health Care Costs: Net postretirement health care costs consisted of the following for the years ended December 31, 2009, 2008 and 2007:
	2009	2008	2007
	(in millions)

Service cost	$35	$44	$46
Interest cost	174	183	177
Amortization:
Net loss from experience differences	44	55	58
Prior service credit	(32)	(28)	(26)
Other expense	–	–	5

Net postretirement health care costs	$221	$254	$260

As of December 31, 2009, we expected to amortize from accumulated other comprehensive earnings / (losses) into net postretirement health care costs during 2010:

•	an estimated $50 million of net loss from experience differences; and
•	an estimated $31 million of prior service credit.

We used the following weighted-average assumptions to determine our net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2009	2008	2007	2009	2008	2007

Discount rate	6.10%	6.10%	5.90%	7.60%	5.80%	5.00%
Health care cost trend rate	7.00%	7.50%	8.00%	9.00%	9.00%	8.50%

Future Benefit Payments: Our estimated future benefit payments for our postretirement health care plans at December 31, 2009 were:
	U.S. Plans	Canadian Plans
	(in millions)

2010	$206	$10
2011	209	10
2012	208	10
2013	208	11
2014	207	11
2015-2019	1,026	62

Other Costs:

We made contributions to multiemployer medical plans totaling $35 million in 2009, $33 million in 2008 and $33 million in 2007.

Postemployment Benefit Plans

Obligations:

Our postemployment plans are not funded. The changes in the benefit obligations of the plans and net amount accrued at December 31, 2009 and 2008 were:

	2009	2008
	(in millions)

Accrued benefit obligation at January 1	$560	$254
Service cost	8	6
Interest cost	8	7
Severance	125	560
Benefits paid	(215)	(280)
Assumption changes	26	12
Actuarial gains	(7)	(2)
Currency	41	(15)
Other	–	18

Accrued postemployment costs at December 31	$546	$560

The accrued benefit obligation was determined using a weighted-average discount rate of 6.5% in 2009 and 7.1% in 2008, an assumed ultimate annual turnover rate of 0.5% in 2009 and 2008, assumed compensation cost increases of 4.0% in 2009 and 2008, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Components of Net Postemployment Costs:

Net postemployment costs consisted of the following for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(in millions)

Service cost	$8	$6	$4
Interest cost	8	7	6
Amortization of net (gains) / losses	2	(2)	(2)
Other expense	125	560	132

Net postemployment costs	$143	$571	$140

The following costs are included within other expense above:

•     we incurred severance charges of $32 million related to our Kraft Foods Europe Reorganization and $170 million related to other Cost Savings Initiatives in 2009;

•     we reversed $77 million in severance charges in 2009 related to our Restructuring Program, as discussed in Note 6, Restructuring Costs; and

•     we incurred severance charges of $560 million in 2008 and $132 million in 2007 related to workforce reduction initiatives announced under the Restructuring Program.

As of December 31, 2009, the estimated net loss for the postemployment benefit plans that we expected to amortize from accumulated other comprehensive earnings / (losses) into net postemployment costs during 2010 was insignificant.

Note 12. Financial Instruments:

Fair Value of Derivative Instruments:
The fair values of derivative instruments recorded in the consolidated balance sheet as of December 31, 2009 were:

	December 31, 2009
	Asset Derivatives	Liability Derivatives
	(in millions)

Derivatives designated as hedging instruments:
Foreign exchange contracts	$8	$158
Commodity contracts	25	14
Interest rate contracts	153	–

	$186	$172

Derivatives not designated as hedging instruments:
Foreign exchange contracts	$2	$–
Commodity contracts	71	62

	$73	$62

Total fair value	$259	$234

We include the fair value of our asset derivatives within other current assets and the fair value of our liability derivatives within other current liabilities.

The fair values (asset / (liability)) of our derivative instruments at December 31, 2009 were determined using:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)

Foreign exchange contracts	$(148)	$–	$(148)	$–
Commodity contracts	20	11	8	1
Interest rate contracts	153	–	153	–

Total derivatives	$25	$11	$13	$1

Cash Flow Hedges: Cash flow hedges affected accumulated other comprehensive earnings / (losses), net of income taxes, as follows:
		2009	2008	2007
		(in millions)

Accumulated gain / (loss) at beginning of period		$(23)	$27	$(4)
Transfer of realized (gains) / losses in fair value to earnings		111	26	(10)
Unrealized gain / (loss) in fair value		13	(76)	41

Accumulated gain / (loss) at December 31		$101	$(23)	$27

The effect of cash flow hedges for the year ended December 31, 2009 was:
		Gain / (Loss) Recognized in OCI	(Gain) / Loss Reclassified from AOCI into Earnings
		(in millions)

Foreign exchange contracts – intercompany loans		$(12)	$–
Foreign exchange contracts – forecasted transactions		(40)	(27)
Commodity contracts		(27)	138
Interest rate contracts		92	–

Total		$13	$111

		Gain / (Loss) on Ineffectiveness Recognized in Earnings	Gain / (Loss) on Amount Excluded from Effectiveness Testing Recognized in Earnings
		(in millions)

Foreign exchange contracts – intercompany loans		$–	$–
Foreign exchange contracts – forecasted transactions		–	–
Commodity contracts		12	1
Interest rate contracts		–	–

Total		$12	$1

We record (i) the gain or loss reclassified from accumulated other comprehensive earnings / (losses) into earnings, (ii) the gain or loss on ineffectiveness, and (iii) the gain or loss on the amount excluded from effectiveness testing in:

•	cost of sales for commodity contracts;
•	cost of sales or marketing, administration and research costs for foreign exchange contracts related to forecasted transactions, depending on the type of transaction; and
•	interest and other expense, net for interest rate contracts and foreign exchange contracts related to intercompany loans.

As of December 31, 2009, we expected to transfer unrealized losses of $2 million (net of taxes) for commodity cash flow hedges and unrealized gains of $5 million (net of taxes) for foreign currency cash flow hedges to earnings during the next 12 months.

Hedge Coverage:

As of December 31, 2009, we had hedged forecasted transactions for the following durations:

•	commodity transactions for periods not exceeding the next 19 months;
•	interest rate transactions for periods not exceeding the next 33 years and 1 month; and
•

foreign currency transactions for periods not exceeding the next 24 months, and excluding intercompany loans, we had hedged forecasted foreign currency transactions for periods not exceeding the next 12 months.

Fair Value Hedges: The effect of fair value hedges for the year ended December 31, 2009 was:

	Gain / (Loss) Recognized in Income on Derivatives	Gain / (Loss) Recognized in Income on Borrowings
	(in millions)

Interest rate contracts	$7	$(7)

We include the gain or loss on hedged long-term debt and the offsetting loss or gain on the related interest rate swap in interest and other expense, net.

Hedges of Net Investments in Foreign Operations:

The effect of hedges of net investments in foreign operations for the year ended December 31, 2009 was:

	Gain / (Loss) Recognized in OCI	Location of Gain / (Loss) Recorded in AOCI
	(in millions)

Euro notes	$(65)	Currency Translation Adjustment
Our currency translation adjustment included gains of $83 million for the year ended December 31, 2008 and $28 million for the year ended December 31, 2007 related to the euro denominated borrowings.

Economic Hedges: The effect of economic hedges, derivatives that are not designated as hedging instruments, for the year ended December 31, 2009 was:
	Gain / (Loss) Recognized in Earnings	Location of Gain / (Loss) Recognized in Earnings
	(in millions)

Foreign exchange contracts – intercompany loans and forecasted interest payments	$(10)	Interest expense
Foreign exchange contracts – forecasted transactions	(10)	Cost of sales
Commodity contracts	37	Cost of sales

Total	$17

For commodity contracts not designated as hedging instruments, the impact to earnings was insignificant in 2008, and we recognized net gains of $56 million in 2007. For foreign exchange contracts not designated as hedging instruments, we recognized net losses of $50 million in 2008 and $231 million in 2007. The majority of these losses were attributable to hedges of intercompany loans and were economically offset with foreign currency gains from the intercompany receivable.

Volume:

As of December 31, 2009, we had the following outstanding hedges:

	Notional Amount
	(in millions)

Foreign exchange contracts – intercompany loans	$1,376
Foreign exchange contracts – forecasted transactions	631
Commodity contracts	1,832
Interest rate contracts	2,350
Net investment hedge – euro notes	4,081

Note 13. Commitments and Contingencies:

Legal Proceedings:

We are involved, from time to time, in legal proceedings, claims, and governmental inspections or investigations, arising in the ordinary course of our business. While we cannot predict with certainty the results of these matters, we do not expect that the ultimate costs to resolve these matters will have a material effect on our financial results.

In 2009, we recorded an additional $50 million of charges for legal matters related to certain of our European operations. See the “Contingencies” section of Exhibit 99.1 for a description of these matters. In 2008, we recorded charges of $72 million for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations.

Third-Party Guarantees:

We have third-party guarantees primarily covering the long-term obligations of our vendors. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At December 31, 2009, the carrying amount of our third-party guarantees on our consolidated balance sheet and the maximum potential payment under these guarantees was $29 million. Substantially all of these guarantees expire at various times through 2018.

Leases:

Rental expenses were $505 million in 2009, $505 million in 2008 and $433 million in 2007. As of December 31, 2009, minimum rental commitments under non-cancelable operating leases in effect at year-end were (in millions):

2010	$306
2011	243
2012	185
2013	103
2014	76
Thereafter	212
Note 14. Income Taxes: Earnings from continuing operations before income taxes and the provision for income taxes consisted of the following for the years ended December 31, 2009, 2008 and 2007:
	2009	2008	2007
	(in millions)

Earnings from continuing operations before income taxes:
United States	$2,323	$1,341	$2,325
Outside United States	1,964	1,262	1,247

Total	$4,287	$2,603	$3,572

Provision for income taxes:
United States federal:
Current	$425	$392	$649
Deferred	108	(13)	(270)

	533	379	379

State and local:
Current	95	62	175
Deferred	(39)	(21)	(69)

	56	41	106

Total United States	589	420	485

Outside United States:
Current	701	507	649
Deferred	(31)	(172)	(54)

Total outside United States	670	335	595

Total provision for income taxes	$1,259	$755	$1,080

Additionally, the 2008 earnings and gain from discontinued operations from the split-off of the Post cereals business included a net tax benefit of $104 million.

As of January 1, 2009, our unrecognized tax benefits were $807 million. If we had recognized all of these benefits, the net impact on our income tax provision would have been $612 million. Our unrecognized tax benefits were $829 million at December 31, 2009, and if we had recognized all of these benefits, the net impact on our income tax provision would have been $661 million. We do not expect a significant change in our unrecognized tax benefits during the next 12 months. As this disclosure was made as of December 31, 2009, it does not reflect the impacts of our recent acquisition and divestiture activity. We include accrued interest and penalties related to uncertain tax positions in our tax provision. We had accrued interest and penalties of $239 million as of January 1, 2009 and $210 million as of December 31, 2009. Our 2009 provision for income taxes included a $26 million net benefit for interest and penalties as reversals exceeded expense accruals during the year, due to agreements reached with the IRS on specific matters, settlements with various foreign and state tax authorities and the expiration of the statutes of limitations in various jurisdictions. We also paid interest and penalties of $10 million during 2009.

The changes in our unrecognized tax benefits for the years ended December 31, 2009, 2008 and 2007 were (in millions):

	2009		2008	2007

January 1	$807		$850	$667
Increases from positions taken during prior periods	90		17	131
Decreases from positions taken during prior periods	(205)		(90)	(23)
Increases from positions taken during the current period	146		98	34
(Decreases) / increases from acquisition adjustments	–		(22)	72
Decreases relating to settlements with taxing authorities	(26)		(8)	(38)
Reductions resulting from the lapse of the applicable statute of limitations	(14)		(13)	(6)
Currency / other	31		(25)	13

December 31	$829		$807	$850

We are regularly examined by federal and various state and foreign tax authorities. The U.S. federal statute of limitations remains open for the year 2000 and onward. During 2009, we reached an agreement with the IRS on specific matters related to years 2000 through 2003. Our returns for those years are still under examination, and the IRS recently began its examination of years 2004 through 2006. In addition, we are currently under examination by taxing authorities in various U.S. state and foreign jurisdictions. U.S. state and foreign jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (1999 onward), Brazil (2003 onward), Canada (2003 onward), Spain (2002 onward) and France (2006 onward).

At December 31, 2009, applicable U.S. federal income taxes and foreign withholding taxes had not been provided on approximately $5.7 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is impractical for us to determine the amount of unrecognized deferred tax liabilities on these permanently reinvested earnings.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2009, 2008 and 2007:

	2009		2008	2007

U.S. federal statutory rate	35.0%		35.0%	35.0%
Increase / (decrease) resulting from:
State and local income taxes, net of federal tax benefit excluding IRS audit impacts	1.9%		2.6%	2.8%
Benefit principally related to reversal of federal and state reserves on IRS audit settlements	(2.8%	)	–	–
Reversal of other tax accruals no longer required	(0.3%	)	(1.7% )	(1.4%	)
Foreign rate differences, net of repatriation impacts	(2.1%	)	(5.2% )	(5.2%	)
Other	(2.3%	)	(1.7% )	(1.0%	)

Effective tax rate	29.4%		29.0%	30.2%

Our 2009 effective tax rate included net tax benefits of $225 million, primarily due to an agreement we reached with the IRS on specific matters, settlements with various foreign and state tax authorities, the expiration of the statutes of limitations in various jurisdictions and the divestiture of our Balance bar operations in the U.S.

Our 2008 effective tax rate included net tax benefits of $222 million from discrete tax events. Of the total net tax benefits, approximately $50 million related to fourth quarter corrections of state, federal and foreign tax liabilities and a third quarter reconciliation of our inventory of deferred tax items that resulted in a write-down of our net deferred tax liabilities. The remaining net tax benefits primarily related to the resolution of various tax audits and the expiration of statutes of limitations in various jurisdictions. Other discrete tax benefits included the impact from divestitures of a Nordic and Baltic snacks operation and several operations in Spain and the tax benefit from impairment charges taken in 2008. In addition, the 2008 tax rate benefited from foreign earnings taxed below the U.S. federal statutory tax rate and from the expected tax benefit of 2008 restructuring expenses. These benefits were only partially offset by state tax expense and certain foreign costs.

Our 2007 effective tax rate included net tax benefits of $184 million, primarily including the effects of dividend repatriation benefits, foreign joint venture earnings, and the effect on foreign deferred taxes from lower foreign tax rates enacted in 2007. The 2007 tax rate also benefited from foreign earnings taxed below the U.S. federal statutory tax rate, an increased domestic manufacturing deduction and the divestiture of our flavored water and juice brand assets and related trademarks. These benefits were partially offset by state tax expense, tax costs associated with the divestiture of our hot cereal assets and trademarks and interest income from Altria related to the transfer of our federal tax contingencies discussed in Note 1, Summary of Significant Accounting Policies.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2009 and 2008:

	2009	2008
	(in millions)

Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,472	$1,467
Accrued pension costs	456	703
Other	1,997	2,324

Total deferred income tax assets	3,925	4,494

Valuation allowance	(97)	(84)

Net deferred income tax assets	$3,828	$4,410

Deferred income tax liabilities:
Trade names	$(4,431)	$(4,431)
Property, plant and equipment	(2,029)	(1,862)
Other	(1,055)	(1,239)

Total deferred income tax liabilities	(7,515)	(7,532)

Net deferred income tax liabilities	$(3,687)	$(3,122)

Note 15. Earnings Per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions, except per share data)

Earnings from continuing operations	$3,028	$1,848	$2,492
Earnings and gain from discontinued operations, net of income taxes	–	1,045	232

Net earnings	3,028	2,893	2,724
Noncontrolling interest	7	9	3

Net earnings attributable to Kraft Foods	$3,021	$2,884	$2,721

Weighted-average shares for basic EPS	1,478	1,505	1,591
Plus incremental shares from assumed conversions of stock options and long-term incentive plan shares	8	10	9

Weighted-average shares for diluted EPS	1,486	1,515	1,600

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$2.04	$1.22	$1.56
Discontinued operations	–	0.70	0.15

Net earnings attributable to Kraft Foods	$2.04	$1.92	$1.71

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$2.03	$1.21	$1.56
Discontinued operations	–	0.69	0.14

Net earnings attributable to Kraft Foods	$2.03	$1.90	$1.70

We exclude antidilutive Kraft Foods stock options from our calculation of weighted-average shares for diluted EPS. We excluded 23.0 million antidilutive options for the year ended December 31, 2009 and 11.3 million antidilutive options for the year ended December 31, 2008. We excluded an insignificant number of antidilutive options for the year ended December 31, 2007.

Note 16. Segment Reporting:

Kraft Foods manufactures and markets packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. We manage and report operating results through three geographic units: Kraft Foods North America, Kraft Foods Europe and Kraft Foods Developing Markets. We manage the operations of Kraft Foods North America and Kraft Foods Europe by product category, and we manage the operations of Kraft Foods Developing Markets by location. Our reportable segments are U.S. Beverages, U.S. Cheese, U.S. Convenient Meals, U.S. Grocery, U.S. Snacks, Canada & N.A. Foodservice, Kraft Foods Europe (formerly known as European Union) and Kraft Foods Developing Markets.

Effective January 2009, we began implementing changes to our operating structure based on our Organizing For Growth initiative and the Kraft Foods Europe Reorganization. In line with our strategies, we are reorganizing our European operations to function on a pan-European centralized category management and value chain model, and we changed how we work in Europe in two key ways:

•

We transitioned our European Biscuit, Chocolate, Coffee and Cheese categories to fully integrated business units, further strengthening our focus on these core categories. To ensure decisions are made faster and closer to our customers and consumers, each category is fully accountable for its financial results, including marketing, manufacturing and R&D. Category leadership, based in Zurich, Switzerland, reports to the Kraft Foods Europe President. These business units now comprise the Kraft Foods Europe segment.

•

We aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment to help build critical scale in these countries. We operate a country-led model in these markets.

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In 2009, we began excluding certain components of our U.S. pension plan cost from segment operating income because we centrally manage pension plan funding decisions and the determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews. We use the same accounting policies for the segments as those described in Note 1, Summary of Significant Accounting Policies.

Segment data were:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Net revenues:
Kraft Foods North America:
U.S. Beverages	$3,057	$3,001	$2,990
U.S. Cheese	3,605	4,007	3,745
U.S. Convenient Meals	4,496	4,240	3,905
U.S. Grocery	3,453	3,389	3,277
U.S. Snacks	4,964	5,025	4,879
Canada & N.A. Foodservice	4,087	4,294	4,080
Kraft Foods Europe	8,768	9,728	7,007
Kraft Foods Developing Markets	7,956	8,248	5,975

Net revenues	$40,386	$41,932	$35,858

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Earnings from continuing operations before income taxes:
Operating income:
Kraft Foods North America:
U.S. Beverages	$511	$381	$346
U.S. Cheese	667	563	487
U.S. Convenient Meals	510	339	319
U.S. Grocery	1,146	1,009	1,022
U.S. Snacks	723	638	716
Canada & N.A. Foodservice	527	448	443
Kraft Foods Europe	785	182	455
Kraft Foods Developing Markets	936	815	588
Unrealized gains / (losses) on hedging activities	203	(205)	16
Certain U.S. pension plan costs	(165)	–	–
General corporate expenses	(293)	(304)	(203)
Amortization of intangibles	(26)	(23)	(13)

Operating income	5,524	3,843	4,176
Interest and other expense, net	(1,237)	(1,240)	(604)

Earnings from continuing operations before income taxes	$4,287	$2,603	$3,572

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 16% of consolidated net revenues in 2009, 16% in 2008 and 15% in 2007. These net revenues occurred primarily in the Kraft Foods North America segments.

In 2009, unrealized gains on hedging activities of $203 million primarily resulted from the 2008 unrealized losses on energy derivatives becoming realized in 2009. In 2008, unrealized losses on hedging activities of $205 million were primarily related to energy derivatives, including heating oil (used primarily to hedge transportation costs) and natural gas contracts. In 2009, general corporate expenses included $50 million of charges for legal matters related to certain of our European operations (see “Contingencies” section of Exhibit 99.1 for a description of these matters). In 2008, we recorded $72 million in charges for legal matters related to certain of our U.S. and European operations, including U.S. coffee operations and represented the primary reason general corporate expenses increased $101 million in 2008.

We incurred costs associated with our Cost Savings Initiatives of $318 million in 2009. These charges were recorded in operations, primarily within the segment operating income of Kraft Foods Europe with the remainder spread across all other segments. In 2009, we also reversed $85 million of Restructuring Program costs, with the majority relating to our Kraft Foods Europe segment while the remainder was spread across all other segments. We incurred Restructuring Program costs of $989 million in 2008 and $459 million in 2007. Refer to Note 6, Restructuring Costs, for a breakout of the 2008 and 2007 charges by segment. We also incurred asset impairment charges of $21 million in 2009 related to our Kraft Foods Europe segment, $140 million in 2008 related to our Kraft Foods Europe and Kraft Foods Developing Markets segments, and $120 million in 2007 related to our U.S. Beverages segment. Refer to Note 5, Goodwill and Intangible Assets, for further details of these charges.

As described in Note 2, Acquisitions and Divestitures, we divested several operations, and recorded net gains / (losses) on these divestitures in segment operating income as follows:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Kraft Foods North America:
U.S. Beverages	$–	$(1)	$(6)
U.S. Cheese	–	–	–
U.S. Convenient Meals	–	–	–
U.S. Grocery	–	–	–
U.S. Snacks	11	–	12
Canada & N.A. Foodservice	–	–	–
Kraft Foods Europe	(17)	(91)	–
Kraft Foods Developing Markets	–	–	8

Gains / (losses) on divestitures, net	$(6)	$(92)	$14

Total assets, depreciation expense and capital expenditures by segment were:
	2009	2008
	(in millions)

Total assets:
Kraft Foods North America:
U.S. Beverages	$2,382	$2,257
U.S. Cheese	4,589	4,599
U.S. Convenient Meals	3,063	2,857
U.S. Grocery	5,565	5,500
U.S. Snacks	16,418	16,384
Canada & N.A. Foodservice	5,051	4,888
Kraft Foods Europe	16,073	14,346
Kraft Foods Developing Markets	11,087	9,487
Unallocated assets (1)	2,486	2,855

Total assets	$66,714	$63,173

(1)       Unallocated assets consist primarily of cash and cash equivalents, deferred income taxes, centrally held property, plant and equipment, prepaid pension assets and derivative financial instrument balances.

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Depreciation expense:
Kraft Foods North America:
U.S. Beverages	$69	$68	$57
U.S. Cheese	66	66	62
U.S. Convenient Meals	84	78	81
U.S. Grocery	82	78	63
U.S. Snacks	127	129	140
Canada & N.A. Foodservice	83	93	96
Kraft Foods Europe	237	265	215
Kraft Foods Developing Markets	157	160	115

Total – continuing operations	905	937	829
Discontinued operations	–	26	44

Total depreciation expense	$905	$963	$873

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Capital expenditures:
Kraft Foods North America:
U.S. Beverages	$82	$110	$90
U.S. Cheese	72	97	115
U.S. Convenient Meals	196	200	207
U.S. Grocery	85	87	99
U.S. Snacks	190	122	136
Canada & N.A. Foodservice	94	98	83
Kraft Foods Europe	292	285	207
Kraft Foods Developing Markets	319	368	274

Total – continuing operations	1,330	1,367	1,211
Discontinued operations	–	–	30

Total capital expenditures	$1,330	$1,367	$1,241

Net revenues by consumer sector, which includes Kraft macaroni and cheese dinners in the Convenient Meals sector and the separation of Canada & N.A. Foodservice, Kraft Foods Europe and Kraft Foods Developing Markets into sector components, were:

	For the Year Ended December 31, 2009
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions)

Snacks	$5,929	$4,776	$4,337	$15,042
Beverages	3,545	2,390	2,094	8,029
Cheese	4,980	972	844	6,796
Grocery	3,136	369	566	4,071
Convenient Meals	6,072	261	115	6,448

Total net revenues	$23,662	$8,768	$7,956	$40,386

	For the Year Ended December 31, 2008
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions)

Snacks	$5,951	$5,291	$4,668	$15,910
Beverages	3,509	2,625	2,081	8,215
Cheese	5,525	1,109	828	7,462
Grocery	3,211	394	567	4,172
Convenient Meals	5,760	309	104	6,173

Total net revenues	$23,956	$9,728	$8,248	$41,932

	For the Year Ended December 31, 2007
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions)

Snacks	$5,704	$2,833	$2,824	$11,361
Beverages	3,499	2,456	1,830	7,785
Cheese	5,199	1,019	710	6,928
Grocery	3,138	363	519	4,020
Convenient Meals	5,336	336	92	5,764

Total net revenues	$22,876	$7,007	$5,975	$35,858

Geographic data for net revenues, long-lived assets and total assets were:

	For the Years Ended December 31,
	2009	2008	2007
	(in millions)

Net revenues:
United States	$21,165	$21,436	$20,540
Europe	11,472	12,870	9,105
Other	7,749	7,626	6,213

Total net revenues	$40,386	$41,932	$35,858

	2009	2008
	(in millions)

Long-lived assets:
United States	$31,773	$31,571
Europe	16,077	14,133
Other	6,410	6,008

Total long-lived assets	$54,260	$51,712

Total assets:
United States	$35,816	$36,279
Europe	21,915	18,761
Other	8,983	8,133

Total assets	$66,714	$63,173

Note 17. Quarterly Financial Data (Unaudited):

	2009 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)

Net revenues	$9,396	$10,162	$9,803	$11,025

Gross profit	$3,265	$3,665	$3,541	$4,129

Earnings from continuing operations	$662	$829	$826	$711

Earnings and gain from discontinued operations, net of income taxes	–	–	–	–

Net earnings	662	829	826	711
Noncontrolling interest	2	2	2	1

Net earnings attributable to Kraft Foods	$660	$827	$824	$710

Weighted-average shares for diluted EPS	1,483	1,484	1,487	1,487

Per share data:
Basic EPS attributable to Kraft Foods:
Continuing operations	$0.45	$0.56	$0.56	$0.48
Discontinued operations	–	–	–	–

Net earnings attributable to Kraft Foods	$0.45	$0.56	$0.56	$0.48

Diluted EPS attributable to Kraft Foods:
Continuing operations	$0.45	$0.56	$0.55	$0.48
Discontinued operations	–	–	–	–

Net earnings attributable to Kraft Foods	$0.45	$0.56	$0.55	$0.48

Dividends declared	$0.29	$0.29	$0.29	$0.29

Market price – high	$29.84	$27.24	$29.11	$27.84

– low	$20.81	$21.94	$25.41	$25.72

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not equal the total for the year.

During 2009, we recorded the following pre-tax charges / (gains) in earnings from continuing operations:

	2009 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$–	$(26)	$–	$(38)
(Gains) / losses on divestitures, net	–	17	–	(11)

	$–	$(9)	$–	$(49)

	2008 Quarters
	First	Second	Third	Fourth
	(in millions, except per share data)

Net revenues	$10,046	$10,804	$10,401	$10,681

Gross profit	$3,301	$3,868	$3,305	$3,370

Earnings from continuing operations	$547	$678	$520	$103

Earnings and gain from discontinued operations, net of income taxes	54	69	845	77

Net earnings	601	747	1,365	180
Noncontrolling interest	2	2	3	2

Net earnings attributable to Kraft Foods	$599	$745	$1,362	$178

Weighted-average shares for diluted EPS	1,542	1,532	1,503	1,481

Per share data:
Basic EPS attributable to Kraft Foods:
Continuing operations	$0.35	$0.44	$0.34	$0.07
Discontinued operations	0.04	0.05	0.57	0.05

Net earnings attributable to Kraft Foods	$0.39	$0.49	$0.91	$0.12

Diluted EPS attributable to Kraft Foods:
Continuing operations	$0.35	$0.44	$0.34	$0.07
Discontinued operations	0.04	0.05	0.57	0.05

Net earnings attributable to Kraft Foods	$0.39	$0.49	$0.91	$0.12

Dividends declared	$0.27	$0.27	$0.29	$0.29

Market price – high	$32.85	$32.99	$34.97	$34.05

– low	$28.63	$28.33	$28.04	$24.75
Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not equal the total for the year.

During the fourth quarter of 2008, we increased our gain on discontinued operations by $77 million to correct for a deferred tax liability related to the split-off of the Post cereals business. As such, our gain from the split-off of the Post cereals business was $926 million.

During 2008, we recorded the following pre-tax charges / (gains) in earnings from continuing operations:
	2008 Quarters
	First	Second	Third	Fourth
	(in millions)

Asset impairment and exit costs	$80	$103	$123	$718
(Gains) / losses on divestitures, net	18	74	1	(1)

	$98	$177	$124	$717

Note 18. Subsequent Events:

We evaluated subsequent events through February 16, 2010 and included all accounting and disclosure requirements related to subsequent events in our financial statements.

Report of Management on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Our internal control over financial reporting includes those written policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets;
•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America;

•	provide reasonable assurance that receipts and expenditures are being made only in accordance with management and director authorization; and
•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting includes the controls themselves, monitoring and internal auditing practices and actions taken to correct deficiencies as identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. Management based this assessment on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of our internal control over financial reporting.

Management reviewed the results of our assessment with the Audit Committee of our Board of Directors. Based on this assessment, management determined that, as of December 31, 2009, we maintained effective internal control over financial reporting.

PricewaterhouseCoopers LLP, independent registered public accounting firm, who audited and reported on the consolidated financial statements included in this report, has audited our internal control over financial reporting as of December 31, 2009.

February 16, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of equity and of cash flows present fairly, in all material respects, the financial position of Kraft Foods Inc. and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions and the timing of its annual goodwill and indefinite-lived intangible assets impairment tests in 2007, the manner in which it accounts for defined benefit pension and other postretirement plans in 2008, and the manner in which it accounts for inventories and noncontrolling interests in 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
February 16, 2010